Certain identified information in this agreement denoted with “[***]” has been excluded from this exhibit pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and of the type that the registrant treats as private and confidential.

Exhibit 10.9

THIS SECOND AMENDMENT TO LITHIUM OFFTAKE AGREEMENT is made with effect as of December 20, 2024 (the “Second Amendment Agreement”).

AMONG:

LITHIUM AMERICAS CORP., a corporation incorporated under the laws of the Province of British Columbia

(“LAC Parent”)

– and –

LITHIUM NEVADA LLC., a limited liability company organized under the laws of Nevada

(“LAC Nevada”)

– and –

GENERAL MOTORS HOLDINGS LLC, a limited liability company organized and existing under the laws of Delaware

(on behalf of itself and its affiliates and subsidiaries, collectively “GM”)

WHEREAS, Lithium Americas (Argentina) Corp. (“LAC Argentina”) and GM entered into a lithium offtake agreement dated as of February 16, 2023 (the “Offtake Agreement”);

WHEREAS, as of October 3, 2023, 1397468 BC Ltd. (referred to as “Spinco” in the Offtake Agreement) changed its name to Lithium Americas Corp., which is one of the counterparties to this Agreement and referred to herein as LAC Parent;

WHEREAS, pursuant to an assignment agreement dated October 3, 2023 (the “First Assignment Agreement”), LAC Argentina assigned the Offtake Agreement to LAC Parent;

WHEREAS, pursuant to an assignment agreement dated October 28, 2024 (the “Second Assignment Agreement”), LAC Parent assigned the Offtake Agreement to LAC Nevada;

WHEREAS, the parties hereto, being LAC Parent, LAC Nevada and GM (collectively, the “Parties”, and individually, a “Party”), entered into the First Amendment to Lithium Offtake Agreement dated October 28, 2024 (the “First Amendment Agreement”, and the Offtake Agreement, as amended by the First Amendment Agreement, the “First Amended Offtake Agreement”); and

WHEREAS, the Parties wish to set out the terms and conditions to certain amendments to the First Amended Offtake Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties hereto, the Parties mutually agree as follows:

1.
Definitions and Interpretation. All terms used but not otherwise defined herein and defined in the First Amended Offtake Agreement shall have the same meaning herein as in the First Amended Offtake Agreement. As used herein, the singular shall include the plural and the plural shall include the singular as the context may require.
2.
Amendment to the First Amended Offtake Agreement. Pursuant to Section 16.4 of the First Amended Offtake Agreement, the Parties hereby agree to amend the First Amended Offtake Agreement to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~), add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) and move the single-underlined text (indicated textually in the same manner as the following example: single-underlined text) as set forth in Exhibit A hereto (the First Amended Offtake Agreement, as amended by this Second Amendment Agreement, the “Second Amended Offtake Agreement”).
3.
Acknowledgement. The Parties acknowledge that, except as otherwise expressly indicated herein, the First Amended Offtake Agreement shall continue unamended and without novation and remain in full force and effect and, except as amended and supplemented by this Second Amendment Agreement, is in all respects confirmed, ratified and preserved.
4.
Further Assurances. The Parties shall at all times hereafter at the reasonable request of any other Party execute and deliver all such further documents and instruments and shall do and perform such acts as may be necessary to give full effect to the intent and meaning of this Second Amendment Agreement.
5.
Successors and Assigns. This Second Amendment Agreement shall be binding upon and enure to the benefit of the Parties and their respective successors and permitted assigns.
6.
Severability. The provisions of this Second Amendment Agreement are intended to be severable. If any provision hereof is held to be invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.
7.
Modifications; Waiver. Any amendment or modification or waiver of any right under any provision hereof shall be in writing and signed by the Parties. Any waiver hereunder shall be effective only for the specific purpose for which it is given and for the specific time period, if any, contemplated in such waiver. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver of such right, power or privilege and any waiver of any breach of the provisions hereof shall be without prejudice to any rights with respect to any other further breach.

8.
Governing Law. This Second Amendment Agreement is governed by, and is to be interpreted, construed and enforced in accordance with, the laws of the State of New York, excluding the provisions of the United Nations Convention on Contracts for the International Sale of Goods and without regard to its conflict of laws principles.
9.
Counterparts. This Second Amendment Agreement may be executed in counterparts and by different Parties in separate counterparts, each of which when so executed shall be deemed an original and all of which, when taken together, shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have executed this Second Amendment Agreement as of the day and year first written above.

LITHIUM AMERICAS CORP.

By:	/s/ Edward Grandy
Name:	Edward Grandy
Title:	Senior Vice President, General Counsel

LITHIUM NEVADA LLC

By:	/s/ Jonathan Evans
Name:	Jonathan Evans
Title:	President

GENERAL MOTORS HOLDINGS LLC

By:	/s/ Jeff Morrison
Name:	Jeff Morrison
Title:	Senior Vice President, Global Purchasing
and Supply Chain

[Signature Page to Second Amendment to Lithium Offtake Agreement]

Exhibit A

Form of Second Amended Offtake Agreement

(see attached)

Conformed through:

Assignment Agreement (as of the date ~~hereof~~DOE Loan)

First Amendment (as of the date of DOE Loan)

~~First~~Second Amendment (as of the date hereof)

EXECUTION VERSION

LITHIUM OFFTAKE AGREEMENT

by and between

LITHIUM NEVADA ~~CORP.~~LLC

LITHIUM AMERICAS CORP.

and

GENERAL MOTORS HOLDINGS LLC

February 16, 2023

LITHIUM OFFTAKE AGREEMENT

This Lithium Offtake Agreement (this “Agreement”) is dated February 16, 2023 (the “Execution Date”) and is among General Motors Holdings LLC (“GM”), Lithium Americas Corp. (“LAC Parent”), and Lithium Nevada ~~Corp.~~LLC (as assignee of LAC Parent, “Supplier”). GM, LAC Parent and Supplier are sometimes referred to in this Agreement individually as a “Party” or collectively as the “Parties”.

RECITALS

A.
Supplier is developing a lithium mine at the Thacker Pass lithium project in Thacker Pass, Nevada (the “Project” or the “Thacker Pass Project” or “Thacker Pass”).
B.
GM and Supplier entered into a master purchase agreement, dated as of January 30, 2023 (the “Master Purchase Agreement”) pursuant to which, among other things, GM agreed to invest in subscription receipts that are convertible into common shares of Supplier.
C.
GM desires to, directly and indirectly through its Designated Purchasers (as defined below), purchase lithium carbonate (“Product”) from the Project from Supplier.
D.
Supplier would, at optimal anticipated production capacity, have an initial output of approximately 40,000 tonnes of Product per year (“Phase One”).
E.
The Parties desire to establish and structure a supply relationship such that GM and/or its Designated Purchasers will purchase from Supplier, and Supplier will produce, sell, and deliver to GM and/or its Designated Purchasers, the Product, on the terms and conditions set forth in this Agreement and all exhibits hereto including, but not limited to, the General Terms and Conditions attached hereto as Exhibit A (the “General Terms”).
F.
~~Supplier is the indirect wholly owned subsidiary of LAC Parent, and~~ LAC Parent and Supplier are collectively referred to herein as the “LAC Parties”.
G.
LAC Parent or one of its subsidiaries and GM entered into ~~a tranche 2 subscription~~that certain amended and restated limited liability company agreement ~~on October 3, 2023~~of [HoldCo 1], LLC (the “JV”) on [ ], in respect of ~~an~~the equity investment to be made by GM in ~~LAC Parent (the “Tranche 2 Subscription~~the JV which is the indirect owner of Supplier (the limited liability agreement of the JV the “JV Agreement”).

BASED UPON THE FOREGOING RECITALS and other good and valuable consideration, the receipt and adequacy of which are acknowledged, the Parties agree as follows:

TERMS AND CONDITIONS

1.
Term and conditions precedent.

The effective date of this Agreement shall be the Execution Date. The commercial terms of purchase and sale set forth in this Agreement shall become operative as of the Phase One Effective Date (as defined below), provided that:

1.1.
Adjustment Tranche 2 Investment[Reserved]. If pursuant to the Tranche 2 Subscription Agreement, the Outside Date (as that term is defined in the Tranche 2 Subscription Agreement) has passed, and either: (i) GM did not make the Tranche 2 Investment (as that term is defined in the Tranche 2 Subscription Agreement) by the Outside Date and the failure to make the Tranche 2 Investment by the Outside Date was not caused by, or resulted from, LAC Parent’s failure to fulfill any of its obligations or breach of any of its representations, warranties or covenants under the Tranche 2 Subscription Agreement; or (ii) GM completed the Tranche 2 Investment but Section 8.1(b)(i) of the Master Purchase Agreement is operative; then in the case of either Section 1.1(i) or (ii), there shall be a proportionate adjustment to the fixing of all subsequent purchase and sale quantities in accordance with the provisions of this Agreement, including without limitation: (i) the quantity of Phase One Product and Phase One Volume (as defined below); (ii) the Minimum Annualized Production Rate (as defined below); (iii) the available lithium hydroxide for the purposes of Section 1.7; (iv) the percentage of GM requirements referenced in Section 2.2(i) below, but not including the binding quantity of any Buyer Quarterly Purchase Forecast (as defined below) determined in accordance with this Agreement; and (v) the available Phase Two Product (as defined below). For clarity, proportionate is benchmarked by the percentage of $650 million that is actually advanced by GM. For example purposes only, if GM advances 40%, then the applicable figures and amounts set forth in this Agreement shall be multiplied by 40%. Notwithstanding the foregoing, if either (i) LAC Parent terminates the Tranche 2 Subscription Agreement pursuant to Section 7.1(b) of the Tranche 2 Subscription Agreement or (ii) GM completes the Tranche 2 Investment but Section 8.1(b)(ii) of the Master Purchase Agreement is operative, there shall be no proportionate adjustment to the fixing of ~~all subsequent purchase and sale quantities as otherwise required by this Section 1.1.~~
1.2.
Definition of Commencement of Commercial Production. “Commencement of Commercial Production” means and shall be deemed to have been achieved on the day on which the production facility to be developed at the Project (the “Production Facility”) has operated for a period of thirty (30) consecutive days at an annualized rate during such period of at least 80% of its expected Phase One capacity of 40,000 tonnes of Product per year (the “Minimum Annualized Production Rate”).
1.3.
Phase One Effective Date. The Phase One effective date shall commence on the date of the Commencement of Commercial Production (the “Phase One Effective Date”) and shall continue for twenty (20) years after the Phase One Effective Date (the “Phase One Term”); provided, however, that, other than with respect to the Stub Period (as defined below), the Phase One Term shall be extended by an equivalent amount of time for each calendar year in which the Annual Production Forecast (as defined below) (the “MAPR Extension”) is less than the Minimum Annualized Production Rate. If there is an MAPR Extension, references to the Phase One Term shall be to the Phase One Term as extended by the MAPR Extension (if any).
1.4.
Anticipated Commencement of Commercial Production. Supplier anticipates that production of Product will start by December 31, 2026 and that Commencement of Commercial Production shall occur on or before December 31, 2027, in both cases subject to the occurrence of a force majeure event (as defined in the General Terms).
1.5.
Progress Updates. Commencing on the Execution Date, Supplier shall update GM periodically (and in any event no less than quarterly) on the progress of development of the Production Facility and the then estimated date of Commencement of Commercial Production. Supplier will provide to GM written notice of the projected Commencement of Commercial Production at least one hundred and eighty (180) days prior to the Commencement of Commercial Production, and thereafter will provide monthly progress updates including any revisions to the projected Commencement of Commercial Production. Supplier shall provide GM with written notice of the Commencement of Commercial Production within five (5) Business Days thereof. For purposes of this Agreement, “Business Day” means any day that is not a Saturday, Sunday or other day on which national banks in New York, New York, are authorized or required by law to remain closed.
1.6.
Purchase Prior to Commencement of Commercial Production. GM (for itself or through a Designated Purchaser) shall have the right to purchase all Phase One Product at the Production Facility prior to the Commencement of Commercial Production, in accordance with the provisions of this Agreement but based upon such minimum aggregate shipment quantities and such shipment delivery schedules as well as provisions as to chemical specifications as Supplier and GM shall reasonably agree. Commencing two (2) calendar months prior to the first month in which Supplier reasonably expects Phase I Product to be produced, by no later than the fifth Business Day of such calendar month and each calendar month thereafter prior to the Commencement of Commercial Production, Supplier will provide to GM a production forecast (the “Monthly Production Forecast”) for the second succeeding calendar month (the “Relevant Month”), which identifies, among other things, Supplier’s total forecast production of the aggregate quantity of Product expected to be produced in the Relevant Month and the shipping schedule for the Relevant Month (the “Monthly Shipping Schedule”). Within thirty (30) Business Days after receipt of the Monthly Production Forecast, GM must notify Supplier in the form agreed by the Parties from time to time, as to the amount of the consolidated quantity of the Product all GM Buyers elect to acquire in the Relevant Month and confirm the Monthly Shipping Schedule for the Relevant Month and provide Supplier with the amount of Product to be shipped to each GM Buyer. If GM does not give notice within the timeframe specified above, GM, for and on behalf of itself and all of the GM Buyers, shall be deemed to have declined to purchase the Product during the Relevant Month. If GM and/or its Designated Purchasers decline (or have been deemed to decline) to purchase all or any portion of the Phase One

Product produced prior to the Commencement of Commercial Production, Supplier shall be entitled (but not obligated), in its discretion, to sell such Product to any Person.
1.7.
Evaluation of Lithium Hydroxide. The Parties will evaluate the technical and financial feasibility for Supplier to conduct operations to further process the Product to produce lithium hydroxide. If the Parties agree to the development of a lithium hydroxide production facility, the Parties will amend this Agreement to establish mutually agreed upon terms for the purchase and sale of lithium hydroxide. In the event the Parties are unable to reach agreement on such amended terms to be made to this Agreement, the Parties agree to resolve any differences in accordance with the dispute resolution procedures set forth in Section 18 of the General Terms.
1.8.
Operational Details. The Parties will also work together throughout the Phase One Term, each acting in good faith to agree on, as needed, further operational details regarding, among other things, the purchase process, logistics, sampling, transportation and delivery of the Product; provided, however, that any such additional details shall not supersede the terms of this Agreement unless agreed by the Parties in writing.
2.
Volumes.
2.1.
GM Buyers.
(A)
Supplier shall sell the Product to GM or any purchaser (for the avoidance of doubt, which may include GM affiliates or tiered suppliers) designated by GM and pre-approved in writing by Supplier (such approved purchasers, the “Designated Purchasers” and, collectively with GM, the “GM Buyers” or each a “GM Buyer”).
(B)
Supplier shall not unreasonably refuse or delay approval of a Designated Purchaser designated by GM. For clarity, if Supplier has terminated a Designated Purchaser Agreement (as defined below) as a result of a default of the applicable Designated Purchaser, such Designated Purchaser will no longer be deemed to be a Designated Purchaser that has received the approval of Supplier, and Supplier will provide GM with written notice thereof. If GM determines that a Designated Purchaser shall no longer be a Designated Purchaser pursuant to this Agreement, GM will provide notice of such termination to Designated Purchaser and Supplier.
2.2.
Option Phase One Volume. Supplier grants to GM an option for GM Buyers to purchase any or all Product that Supplier produces for Phase One (the “Phase One Volume”). It is understood and agreed by GM that so long as GM purchases Product pursuant to this Agreement, GM will purchase a minimum volume of Product equal to the lesser of: (i) the lithium carbonate equivalent of [***] of GM’s requirements for lithium that is necessary for use in the production of battery cells manufactured by GM or its affiliates, subsidiaries, or joint venture partners in North America; or (ii) 100 percent (100%) of the Phase One Volume.

2.3.
Annual Production Forecast. Supplier will, not later than: (i) ninety (90) days prior to the Phase One Effective Date (with respect to the period of time from the Phase One Effective Date through December 31 of the year in which the Phase One Effective Date occurs (the “Stub Period”)); and (ii) July 31 of each year of the Phase One Term thereafter provide to GM the estimated total Phase One Volume for the following [***] calendar years (the “Annual Production Forecast”). The [***] of each Annual Production Forecast shall represent the binding forecast from Supplier for the subsequent [***], which shall be delivered to GM in accordance with the Shipping Schedule (as defined below) set forth in Section 2.5 below. The [***] of each Annual Production Forecast is non-binding. Reference is made to Exhibit G for a summary of the provisions of Sections 2.3 through 2.7 (although such Exhibit G does not modify such Sections but is merely intended to be a shorthand summary for ease of reference purposes).
2.4.
Annual Purchase Forecast. GM will, not later than: (i) forty-five (45) days after receipt of the Annual Production Forecast (with respect to the Stub Period); or (ii) August 31 of each year of the Phase One Term, notify Supplier of the quantity of Product which GM Buyers will purchase in each quarter of the Stub Period or the subsequent [***] calendar years, as applicable (the “Annual Purchase Forecast”). The [***] of each Annual Purchase Forecast shall constitute a firm obligation of GM to (directly or in combination with the Designated Purchasers) purchase that quantity of Product during the applicable [***] (the “Annual Quantity”). The [***] of each Annual Production Forecast shall not constitute a firm obligation of GM to purchase that quantity of Product.
2.5.
Seller Quarterly Production Forecast. Supplier will, no later than the fifth Business Day of each calendar quarter (each, a “Quarter”), provide to GM a rolling twelve (12)-month production forecast (the “Seller Quarterly Production Forecast”) that is consistent with the Annual Production Forecast and identifies, among other things: (A) Supplier’s total forecast production of the aggregate quantity of Product expected to be produced for the next four (4) Quarters; and (B) the shipping schedule for the next Quarter. The shipping schedule will identify each relevant GM Buyer based on the prior Quarter’s Buyer Quarterly Purchase Forecast provided by GM under Section 2.6 (“Shipping Schedule”). In no event shall the Shipping Schedule for the first Quarter provide for a shortfall of more than [***]% from the quantity set forth in any Seller Quarterly Production Forecast and a shortfall of more than [***]% from the quantity in Quarters two, three and four of the Seller Quarterly Production Forecast (each, the “Permitted Variance”). Reference is made to Exhibit E for an example of a Seller Quarterly Production Forecast. Any shortfall in a Shipping Schedule shall not reduce the binding annual quantity of Product set forth in an Annual Production Forecast and Annual Purchase Forecast, and any such shortfall in one Quarter shall be made up by Supplier in a subsequent Quarter.
2.6.
Buyer Quarterly Purchase Forecast. GM must, within twenty (20) Business Days after receipt of the Seller Quarterly Production Forecast: (A) notify Supplier in the form agreed by the Parties from time to time, as to the amount of the consolidated quantity of the Product all GM Buyers elect to acquire in each Quarter identified in the Seller Quarterly Production Forecast (the “Buyer Quarterly Purchase Forecast”); and (B) confirm (or, in accordance with Section 2.7, request changes to) the Shipping Schedule for the next Quarter and provide Supplier with the amount of Product to be shipped to each GM Buyer.

Reference is made to Exhibit E for an example of a Buyer Quarterly Purchase Forecast. If GM does not give notice within the timeframe specified above, GM, for and on behalf of itself and all of the GM Buyers, is deemed to have elected to exercise its option to purchase the same proportion of the available Product that was exercised by all GM Buyers in the prior Quarter and to accept the Shipping Schedule for the next Quarter.
2.7.
Modifications to Quantity of Product. Supplier will have five (5) Business Days following receipt of each Buyer Quarterly Purchase Forecast in which to notify Buyer that Supplier confirms, or proposes modifications to, the quantity of Product set out for the first Quarter in each Buyer Quarterly Purchase Forecast based upon operational timelines at the Production Facility. Any modifications proposed by Supplier shall be set out in such notice. If Supplier so confirms, or does not give any such notice within such five (5) Business Day period, the quantity of Product set out for the first Quarter in such Buyer Quarterly Purchase Forecast will constitute the firm order quantity of Product to be shipped during that Quarter (the quantities for the other four (4) Quarters being estimates only) (the “Quarterly Delivery Quantity”). If Supplier has notified GM within the above five (5) Business Day period of proposed modifications to the Quarterly Delivery Quantity, the Parties shall promptly discuss and resolve any such proposed quantity modifications.
2.8.
Unallocated Phase One Product. Supplier agrees that all Product produced from the Supplier’s production facility at Thacker Pass during the Phase One Term shall be allocated and sold pursuant to this Agreement. If GM declines its option to purchase any of the Phase One Product in accordance with this Agreement (or is deemed to have done so), Supplier shall have the full and unrestricted right to sell all or part of such Phase One Product to other purchaser(s) on any terms that Supplier is able to negotiate. For the avoidance of doubt, GM declining to purchase any specific Phase One Product shall have no impact on GM’s option to purchase subsequent available Phase One Product, and Supplier shall not have the full and unrestricted right to sell any Phase One Product to other purchaser(s) until GM declines its option to purchase such specific Phase One Product.
2.9.
Purchase Orders. With respect to all purchases of Product by GM Buyers pursuant to this Agreement:
(A)
The GM Buyer will issue to Supplier, and Supplier will accept, one or more blanket purchase orders for purchase of the Product pursuant to which Supplier will produce and deliver Product in accordance with the firm portion of the Annual Purchase Forecast and the Seller Quarterly Production Forecast and releases to be communicated to Supplier setting forth the quantities of Product to be delivered and the delivery dates in accordance with the Shipping Schedule and subject to the Permitted Variance in Quarterly Shipping Schedules set forth in Section 2.5 (all such purchase orders, together with any related releases or agreements, each a “Purchase Contract”). Such Purchase Contract will be made pursuant to the terms and conditions of this Agreement including the General Terms and shall not modify the terms of this Agreement.

(B)
Payment terms for each release of Product (each a “Release”) under a Purchase Contract shall be net [***] days following the GM Buyer’s receipt of the Product at the GM Buyer’s facility but not later than [***] days after first loading of the Product at Thacker Pass or the Alternate Location (as defined in the General Terms).
2.10.
Designated Purchasers.
(A)
For the avoidance of doubt, the volumes of Product in this Agreement are in the aggregate and apply to all purchases made under this Agreement, whether by GM or any other Designated Purchaser.
(B)
A GM Buyer that is identified in the Buyer Quarterly Purchase Forecast will be responsible for issuing Purchase Orders, making payment and receiving Product, all subject to the terms of this Agreement with respect to GM or the Designated Purchaser Agreement with respect to any Designated Purchaser. GM will provide any Designated Purchaser written notice of the price to be paid by Designated Purchaser to Supplier for the Product pursuant to this Agreement, with a copy of such notice to be provided by GM to Supplier.
(C)
Following the notification by GM to Supplier of any Designated Purchaser: (i) sales to such Designated Purchaser will be subject to the Designated Purchaser entering into a direct agreement with Supplier substantially in the form attached to this Agreement as Exhibit B (the “Designated Purchaser Agreement”), which such Designated Purchaser Agreement may be modified prior to its execution by mutual agreement by Supplier and GM.
(D)
Any Purchase Contract or order placed by a Designated Purchaser shall create an independent contractor relationship between Supplier and such Designated Purchaser, and GM shall not guaranty any obligations of any Designated Purchaser and Supplier’s sole remedy for any breach of a Designated Purchaser Agreement by a Designated Purchaser shall be to enforce Supplier’s rights against a Designated Purchaser pursuant to such Designated Purchaser Agreement and under applicable law.
(E)
In the event that Supplier assigns its rights under this Agreement as contemplated by Section 16.7, Supplier will provide notice of such assignment within five (5) Business Days to all Designated Purchasers with whom Supplier has executed a Designated Purchaser Agreement, and shall contemporaneously provide a written copy of such notice to GM.
2.11.
Right to Phase One Product. In the event that Supplier or any affiliate sells any Phase One Product to another Person other than GM and/or its Designated Purchasers in accordance with this Agreement, and Supplier is unable to provide GM and/or its Designated Purchasers with the quantity of Product set forth in the Buyer Quarterly Purchase Forecast—whether due to a force majeure event (as defined in the General Terms)) or otherwise—neither Supplier nor any of its affiliates shall provide any Phase One Product to another Person other than GM and/or its Designated Purchasers until all quantities set forth in a Buyer Quarterly Purchase Forecast are delivered; provided that, if GM and/or its Designated Purchasers have purchased lithium carbonate from one or more third parties to replace undelivered Product under this Agreement during a force majeure event impacting Supplier, this Section 2.11 shall not apply to the extent of such purchases from third parties.
3.
Right of First Offer for Phase Two Product.
3.1.
Certain Defined Terms. For the purposes of this Section 3: (i) “Trigger Point” is the later of: (1) December 31, 2025; and (2) the date upon which Supplier, acting as a prudent operator (but subject to any force majeure event (as defined in the General Terms), estimates is eighteen (18) months prior to the Phase One Effective Date; (ii) “Phase Two” means the planned incremental capacity of approximately 40,000 tonnes of Product per year developed at the Thacker Pass Project in addition to the Phase One Product; (iii) “Phase Two Product” is the nameplate capacity volumes to be produced from Phase Two, as such capacity may be adjusted down pursuant to the provisions of Section 1.1; ~~and~~ (iv) “ROFO Provisions” are the provisions of this Section 3 pursuant to which Supplier grants to GM a right of first offer with respect to Phase Two Product and (v) “Phase Two Offtake” means an offtake agreement between Supplier and GM with respect to the Phase Two Product.
3.2.
Notice of Trigger Point. Supplier agrees to send a written notice to GM advising of the Trigger Point as and when the same has been reasonably ascertained. If the Trigger Point is subject to change, Supplier shall promptly send one or more written notices to GM updating the Trigger Point.
3.3.
Compliance with ROFO Provisions. Supplier (directly or through an affiliate) cannot offer to sell Phase Two Product to a third Person (which offer to sell, for clarity, may include establishing a Joint Venture with respect to the Project pursuant to which the counterparty has a right to purchase or otherwise obtain Phase Two Product) (a “Phase Two Product Transaction”) unless and until Supplier has first complied with the provisions of this Section 3. For clarity, without the prior written consent of GM, Supplier cannot implement the ROFO Provisions or enter into a Phase Two Product Transaction prior to the Trigger Point.
3.4.
ROFO Notice. If, after the Trigger Point, Supplier (directly or through an affiliate) desires to enter into a Phase Two Product Transaction, Supplier shall first deliver a notice in writing (the “ROFO Notice”) to GM whereby the Supplier offers to enter into a Phase Two Product Transaction with GM on the terms and conditions set out in the ROFO Notice (the “Sale Terms”).

3.5.
Sale Terms. The Sale Terms shall include, to the extent applicable, the price for the Phase Two Product as well as any attendant investment in and/or provision of capital or other consideration to either Supplier and/or the Project as well as all other material terms and conditions in reasonable detail.
3.6.
Evaluation Period. For a period of twenty (20) Business Days after receipt of the ROFO Notice (the “Evaluation Period”), GM shall have the right to send a written notice to Supplier (the “Offer Response”). If, during the Evaluation Period, Supplier amends or modifies the terms and conditions set forth in the ROFO Notice prior to receiving the Offer Response from GM, the Evaluation Period shall reset. The Offer Response shall set out whether: (i) GM is not interested in pursuing the Phase Two Product Transaction; (ii) GM is willing to pursue the Phase Two Product Transaction on the terms and conditions set out in the ROFO Notice, including without limitation, the Sale Terms; or (iii) GM is willing to pursue the Phase Two Product Transaction, but with alterations/amendments/revisions to the terms and conditions set out in the ROFO Notice, including without limitation, the Sale Terms (the “Suggested Revised Terms”). If no Offer Response is sent by GM to Supplier within the Evaluation Period, then GM is deemed to have elected the option described in Subsection 3.6(i).
3.7.
Non Response – Offeree Commercial Agreement. If the Offer Response is as set out in Subsection 3.6(i) or is deemed to be as set out in Subsection 3.6(i), Supplier (directly or through an affiliate) shall have a period of one hundred and eighty (180) days after the receipt (or non-receipt) of such Offer Response to negotiate with a third Person (the “Offeree”) a Phase Two Product Transaction and to enter into a binding agreement of purchase and sale or other form of commercial agreement, as the case may be (the “Commercial Agreement”) with the Offeree, which binding Commercial Agreement, for clarity, may provide that closing is conditional upon the satisfaction of conditions precedent. If the Commercial Agreement is not executed and delivered within such time frame then the ROFO Provisions shall reset and again be applicable to any subsequent contemplated Phase Two Product Transaction.
3.8.
Standard ROFO Negotiation Period. If the Offer Response is as set out in Subsection 3.6(ii), Supplier and GM shall, each acting in good faith, for a period of a further one hundred and sixty (160) days (the “Standard ROFO Negotiation Period”) negotiate the binding Commercial Agreement, based on the Sale Terms, which binding Commercial Agreement, for clarity, may provide that closing is conditional upon the satisfaction of conditions precedent.
3.9.
End of Standard ROFO Negotiation Period – Offeree Commercial Agreement. If, by the end of the Standard ROFO Negotiation Period, Supplier and GM have not executed and delivered a binding Commercial Agreement based on the Sale Terms, which binding Commercial Agreement, for clarity, may provide that closing is conditional upon the satisfaction of conditions precedent, then Supplier shall have a period of one hundred and eighty (180) days after the last day of the Standard ROFO Negotiation Period, to negotiate with an Offeree a Phase Two Product

Transaction on terms and conditions that are materially better (considered as a whole package) to Supplier than those set out in the ROFO Notice and to enter into a binding Commercial Agreement with the Offeree, which binding Commercial Agreement, for clarity, may provide that closing is conditional upon the satisfaction of conditions precedent. Supplier shall not disclose to an Offeree any of the information provided by GM to Supplier in the Offer Response or during the Standard ROFO Negotiation Period. In considering whether the terms and conditions are materially better, the Parties shall take into consideration, among other things, the offtake price, volume, investment quantum, form of investment, timing, execution risk, and government relations. If the Commercial Agreement is not executed and delivered within such time frame, then the ROFO Provisions shall reset and again be applicable to any subsequent contemplated Phase Two Product Transaction.
3.10.
Revised ROFO Negotiation Period. If the Offer Response is as set out in Subsection 3.6(iii), Supplier and GM shall, each acting in good faith, for a period of a further one hundred and sixty (160) days (the “Revised ROFO Negotiation Period”) negotiate mutually acceptable alterations/amendments/revisions to the terms and conditions set out in the ROFO Notice, including without limitation, the Sale Terms (the “Revised Terms”) as well as, to the extent applicable, the binding Commercial Agreement, based on such mutually acceptable Revised Terms, which binding Commercial Agreement, for clarity, may provide that closing is conditional upon the satisfaction of conditions precedent.
3.11.
End of Revised ROFO Negotiation Period – Offeree Commercial Agreement. If by the end of the Revised ROFO Negotiation Period, Supplier and GM have not negotiated mutually acceptable alterations/amendments/revisions to the terms and conditions set out in the ROFO Notice, including, without limitation, mutually acceptable Revised Terms, or, have not executed and delivered a binding Commercial Agreement based on the mutually acceptable Revised Terms, which binding Commercial Agreement, for clarity, may provide that closing is conditional upon the satisfaction of conditions precedent, then Supplier (directly or through an affiliate) shall have a period of one hundred and eighty (180) days after the last day of the Revised ROFO Negotiation Period, to negotiate with an Offeree a Phase Two Product Transaction on terms and conditions that are materially better (considered as a whole package) to Supplier (directly or through an affiliate) than the Suggested Revised Terms set out in the Offeree Notice and to enter into a binding Commercial Agreement with the Offeree, which binding Commercial Agreement, for clarity, may provide that closing is conditional upon the satisfaction of conditions precedent. Supplier (directly or through an affiliate) shall not disclose to an Offeree any of the information provided by GM to Supplier in the Offer Response or during the Revised ROFO Negotiation Period. In considering whether the terms and conditions are materially better, the Parties shall take into consideration, among other things, the offtake price, volume, investment quantum, form of investment, timing, execution risk, and government relations. If the Commercial Agreement is not executed and delivered within such time frame then the ROFO Provisions shall reset and again be applicable.
3.12.
Clarification as to Due Diligence. For clarity, it is understood and agreed that the fact that an Offeree may have a right to conduct a due diligence investigation of the Supplier (and/or its applicable affiliates) and/or the Project and to receive customary representations and warranties and indemnities from Supplier shall not be considered for purposes of determining whether the terms are materially better (considered as a whole package) to Supplier.
3.13.
Applicability of Article 3. For clarity, it is understood and agreed that the provisions of this Article 3 shall only be operative if the Phase Two Offtake is not executed or is otherwise terminated.
4.
Pricing.
4.1.
Quarterly Price. Pricing for the Phase One Product, including any Phase One Product produced at the Production Facility prior to the Commencement of Commercial Production, will be set Quarterly (the “Quarterly Price”), as set forth in Section 4.2. Once the Quarterly Price is established, such price will be fixed for the duration of the relevant Quarter, and GM will communicate the Quarterly Price in writing to all GM Buyers purchasing Product during such Quarter, and shall provide a copy of such notice to Supplier. The Quarterly Price shall not include duties, tariffs, taxes, or other government-imposed charges applied to the sale of the Product hereunder, all of which will be invoiced by Supplier and paid by GM or the Designated Purchaser, as applicable.
4.2.
Fastmarkets MB Price. The Quarterly Price will be the average Fastmarkets MB Price (the “Fastmarkets MB Price”) price per tonne for lithium carbonate, averaged over the prior Quarter (the “Reference Price”), less a discount as calculated in accordance with Section 4.3 (the “Discount”). The Fastmarkets MB Price shall be the average of the daily average price published by Fastmarkets MB LI-0029: Lithium Carbonate 99.5% Li2CO3 min, Battery Grade Spot Price CIF China, Japan and Korea Index ($ per kg) during the applicable reference period. Supplier shall convert the $ per kg reported by Fastmarkets MB to $ per tonne. In the event that (a) the Fastmarkets MB Price ceases to be published, or (b) in the reasonable opinion of either GM or Supplier (i) the Fastmarkets MB Price (or individual transactions within the index) cease to represent, or (ii) an alternative index becomes commercially available that more accurately represents an appropriate arms’ length price for the sale and purchase of lithium carbonate of similar quality and in a similar location as the Product, GM and Supplier will negotiate and agree in good faith to a replacement index, the exclusion of certain transactions for a relevant period, or other mutually acceptable means of objectively determining an arms’ length basis for pricing of the Product. Notwithstanding the foregoing, the Product shall have a floor price of $12,000 (the “Floor Price”) per tonne. Beginning on January 1 of the second calendar year after the Phase One Effective Date, and on January 1 of each calendar year thereafter, the Floor Price shall be adjusted, up or down, based on the percentage change between the average annual Producer Price Index (“PPI”) from the immediately preceding calendar year and the calendar year before that; provided, however, that three months before the tenth anniversary and the fifteenth anniversary, respectively, of the Phase One Effective Date, the Parties shall meet and discuss in good faith and potentially renegotiate the Floor Price and its adjustment structure set forth in this Section 4.2 (upward or downward) based on economics and other relevant factors at that time. Changes, if any, to the Floor Price or related adjustment structure must be mutually agreed to by the Parties. The PPI is defined as the “212 Mining (except oil and gas)” subsector as published by the U.S. Bureau of Labor Statistics.
4.3.
Discount. The Discount will be calculated using a weighted average cumulative tiered structure based on the following.

Reference Price (US $/t)	Discount
$15,000 - $24,999	[***]%
$25,000 - $34,999	[***]%
> $35,000	[***]%

For illustration purposes only, if the Reference Price for Product for the prior calendar quarter was $37,500 per tonne, the Discount would be calculated as follows:

Discount = (24,999-15,000)*[***]% + (34,999-25,000)*[***]% + (37,500-35,000)*[***]% = $[***] or [***]%

Discount selling price = $37,500 - $[***] = $[***] per tonne

4.4.
Renegotiate Pricing. GM and Supplier shall meet periodically in good faith to discuss and potentially renegotiate the pricing structure set forth in this Section 4 (upward or downward) based on Supplier’s actual operating results and reasonable transparency, with consideration to global inflation, operational and investment efficiencies, and other relevant factors over time.
5.
Delivery Location, Title, and Incoterms. Product shall be delivered in accordance with Section 2 of the General Terms. If and only if GM and Supplier agree to an Alternate Location (as defined in the General Terms), GM will provide written notice of such Alternate Location to any Designated Purchaser and will provide a copy of such written notice to Supplier.

6.
Product Specification.
6.1.
Chemical Specifications. The initial specification, packaging, and concentration requirements for the Product are set forth in Exhibit C (collectively, the “Specifications”). Final chemical specifications, including inert chemical specifications, will be provided by the GM Buyer no later than twelve (12) months before the Commencement of Commercial Production. Supplier will provide a Certificate of Analysis (“COA”) with all deliveries of Product to GM Buyers. The required contents of the COA will be defined in the Specifications, including the results of any required chemical, physical or other performance testing.
6.2.
Changes to Specifications. GM and Supplier shall discuss on an annual basis any proposed changes to the Specifications for the following year, in all cases upon at least twelve (12) months’ prior written notice. Any changes to the Specifications and timing of implementation of such changes shall be as agreed in writing by the Parties. Any additional processing costs arising from changes to the Specifications requested by GM shall be paid by GM or the Designated Purchaser.
7.
Confidentiality.
7.1.
Non-Agreement Information. GM does not expect to receive any confidential technical or related information (the “Non-Agreement Information”) from Supplier or LAC Parent, and GM will not be subject to confidentiality or nondisclosure obligations with respect to any such Non-Agreement Information (including Section 15 of the General Terms) unless Supplier and LAC Parent on the first hand and GM on the second hand have agreed to confidentiality and nondisclosure obligations in a writing signed by their respective authorized representatives that expressly applies to such Non-Agreement Information (a “Standalone CA”). Supplier and LAC Parent agree not to assert any claim (other than for breach of a Standalone CA) with respect to any Non-Agreement Information that Supplier or LAC Parent has disclosed or may hereafter disclose to GM, the Designated Purchasers, or their respective affiliates and subsidiaries.
7.2.
GM Information. Supplier and LAC Parent shall not, and shall ensure that their respective affiliates shall not, publicly disclose any information regarding GM or any of its affiliates, GM’s purchase of Phase One Product under this Agreement, or the Designated Purchasers under the Designated Purchaser Agreements (collectively, “GM Information”) without the prior written consent of GM, provided, that no consent of GM shall be required for Supplier or LAC Parent to disclose GM Information if such disclosure is required: (i) by applicable securities laws, including, for greater certainty, the rules of any stock exchange upon which securities of Supplier or LAC Parent or any of their respective affiliates are traded; or (ii) to the extent necessary to enforce this Agreement including without limitation for the purposes of dispute resolution as set forth in Section 18 of the General Terms; provided that Supplier or LAC Parent, as the case may be shall (x) to the extent feasible in accordance with the requirements of applicable law, give prior written notice to GM and an opportunity for GM to review and comment on the requisite disclosure before it is made, including an opportunity for GM to prevent such disclosure and (y) use commercially reasonable efforts to incorporate GM’s comments or limit such disclosure, by seeking confidential treatment or otherwise. Any disclosures made by Supplier or LAC Parent pursuant to Section 15 of the General Terms shall comply with the terms of this Section 7.2. This Section 7.2 shall survive for a period of two years following the expiration or termination of this Agreement.
7.3.
Notice to Designated Purchaser. Any notice required to be provided by Supplier to a Designated Purchaser pursuant to Section 15 of the General Terms (as will be incorporated into the General Terms attached to any Designated Purchaser Agreement) will contemporaneously be provided by Supplier to GM, and GM shall have all of the same rights as the Designated Purchaser with respect to the disclosure of such confidential information.
8.
Sampling and Testing; Material Origin; Special Warnings and Instructions.
8.1.
Responsible and Ethical. Supplier represents and warrants that the lithium material mined and supplied to GM will be sourced in a responsible and ethical manner. Supplier will undergo a third party Environmental Social, and Governance (“ESG”) independent assessment at Supplier’s mining facility pursuant to one of the following two approved responsible sourcing frameworks: (i) the Responsible Minerals Initiative: The Responsible Minerals Assurance Process (“RMAP”); or (ii) the Initiative for Responsible Mining Assurance (“IRMA”) Standard for Responsible Mining. In the event that (a) the RMAP or IRMA assessments are no longer available, or (b) in the reasonable opinion of either GM or Supplier (i) the RMAP or IRMA assessment ceases to be a credible independent assessor of responsible sourcing framework, or (ii) another independent, credible assessor becomes available, GM and Supplier will discuss in good faith and may agree in writing to an alternative third party ESG assessment/protocol of Supplier.
8.2.
RMAP Assessment. If Supplier selects the RMAP assessment for their mining facility/operations, Supplier will schedule the assessment within six (6) months from the Phase One Effective Date and begin that assessment within one (1) year from the Phase One Effective Date. Supplier shall be fully conformant or carry an active status to this framework throughout the Phase One Term starting one (1) year after the Phase One Effective Date. In each RMAP assessment, Supplier shall incorporate the Responsible Minerals Initiative Environmental, Social and Governance add-on assessment. The results of this ESG assessment will be shared with GM, and GM and Supplier will mutually agree upon any necessary corrective action plan (including timing) to address gaps identified during such assessment.

8.3.
IRMA Engagement. If Supplier selects the IRMA Standard for Responsible Mining for its mining facility/operations, the IRMA engagement must include a completed IRMA approved independent third-party audit at Supplier’s mine site. This audit shall be completed within eighteen (18) months from the Phase One Effective Date. Following this independent third-party audit, Supplier shall share with GM the results (audit report) of their IRMA audit. GM and Supplier shall mutually agree upon a timeline for resolving (i.e., corrective action plan) any critical requirements that were not fully met during the audit to ensure continuous ESG improvement at the mine site during the Phase One Term.
8.4.
Feedstock Supplemented. If, during the Phase One Term, the mine source (feedstock) changes from the initial mine site, or if the initial mine source (feedstock) is supplemented with another mine site, Supplier shall notify GM immediately and shall work with GM to ensure that the responsible sourcing standards set forth in this Section 8 are incorporated at all additional mine site(s).
9.
Audit.
9.1.
Responsible and Ethical. Supplier represents and warrants that the Product will be processed in a responsible and ethical manner throughout the term of this Agreement. Supplier agrees that its mineral processing facility will be conformant and actively engaged to one of the following two approved independent third party responsible sourcing (i.e., ESG) frameworks (i.e., Standards): (i) the RMAP by the Responsible Minerals Initiative (“RMI”); or (ii) the IRMA Mineral Processing Standard by the Initiative for Responsible Mining Assurance. In the event that (a) the RMAP or IRMA assessments are no longer available, or (b) in the reasonable opinion of either GM or Supplier (i) the RMAP or IRMA assessment ceases to be a credible independent assessor of responsible sourcing framework, or (ii) another independent, credible assessor becomes available, GM and Supplier will discuss in good faith and may agree in writing to an alternative third party ESG assessment/protocol of Supplier.
9.2.
Responsible Sourcing. If Supplier elects to satisfy its commitment to responsible sourcing at its mineral processing facility through the RMI framework, Supplier agrees to meet the obligations set forth by the RMI to be conformant or active to the RMAP. Thus, on an annual basis, Supplier agrees to procure an independent third-party responsible sourcing assessment (i.e., audit) at Supplier’s mineral processing (i.e., smelting/refining) facility, that will demonstrate to GM that Supplier’s management systems and sourcing practices are in conformance with the RMAP standards. The approved responsible sourcing assessment is conducted by the RMI. Through successful completion (conformant or active status) of this assessment, the Supplier will demonstrate alignment to the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict Affected and High-Risk Areas (“OECD Guidance”) and the commitments adopted by the RMI in the RMI’s Global Responsible Sourcing Due Diligence Standard for Mineral Supply Chains All Minerals, and be assessed by an independent, RMI-approved third-party auditor. Supplier agrees that its processing facility shall be fully conformant or carry an active status to this framework throughout the term of this Agreement starting one (1) year after the Execution Date.
9.3.
RMI ESG Add On Assessment. In each RMAP assessment, Supplier also agrees to incorporate at its mineral processing facility the RMI ESG add-on assessment. The results of this ESG assessment will be shared with GM, and GM and Supplier will mutually agree upon any necessary corrective action plan (including timing) to address gaps identified during such assessment.
9.4.
Engagement with IRMA. If Supplier chooses to satisfy its commitment to responsible sourcing at its mineral processing facility through active engagement with the IRMA Mineral Processing Standard, such commitment shall require completion of IRMA’s Mineral Processing Standard by an independent third-party auditor (i.e., not a self-assessment) at Supplier’s mineral ore processing facility. This audit shall be completed within eighteen (18) months after the Phase One Effective Date. Following this third-party audit, Supplier shall share with GM the results (audit report) of the IRMA audit. GM and Supplier shall mutually agree upon a timeline for resolving (i.e., corrective action plan) any critical requirements that were not fully met during the audit to ensure continuous ESG improvement at the mineral processing facility over the term of this Agreement.
9.5.
Artisanal or Small Scale Mining. Supplier will: (a) promptly notify GM if Supplier becomes aware of any instance of artisanal or small-scale mining lithium or lithium-containing product entering Supplier’s operations or supply chain related to this Agreement; (b) promptly notify GM if Supplier becomes aware of any instance of a subcontractor of Supplier providing any materials or services related to this Agreement failing to comply with any material provision of Supplier’s standards; (c) promptly notify GM of the occurrence of any event where Supplier’s compliance officer is notified of any event that is likely to negatively affect people, environment or company reputation relating to this Agreement together with an explanation of Supplier’s prevention and mitigation plan for same; and (d) promptly notify GM of any NGO or media requests relating to Supplier’s supply of Product to GM, and will fully cooperate with GM in preparing a response thereto.
9.6.
Media Requests. If GM notifies Supplier of any NGO or media requests relating to Supplier’s supply of Product to GM, Supplier will fully cooperate with providing to GM such information as GM reasonably requests for GM’s use in preparing a response thereto. The Parties will mutually agree on any information provided by Supplier in accordance with this provision prior to disclosure of such information.
10.
Inflation Reduction Act Considerations.
10.1.
Lithium Processing Location. Supplier acknowledges that the Product will be used to manufacture or assemble Lithium-Ion Batteries that will ultimately be incorporated by GM into vehicles that may be eligible for a “Clean Vehicle Credit” under Section 30D of the Internal Revenue Code of 1986, as amended (the “Code”). The lithium is processed into carbonate in Thacker Pass, Nevada. Supplier will not change the lithium processing location without first obtaining GM’s advance written consent which shall not be unreasonably delayed or withheld. The Parties agree that GM may reasonably consider such alternate location’s impact on the GM vehicles into which the Product is incorporated qualifying for the Clean Vehicle Credit. For clarity, written consent to relocate the lithium carbonate processing must be obtained directly from GM notwithstanding any agreement(s) pursuant to which a Designated Purchaser actually purchases the Product. Supplier covenants and agrees that the Product will not be extracted, processed or recycled by a foreign entity of concern, as described in Section 30D of the Code. Supplier agrees to provide GM with information and detail as is reasonably requested by GM to support GM’s calculations and certifications in order for GM to maximize the Clean Vehicle Credits under Section 30D of the Code. Supplier further agrees to exercise reasonable effort in good faith to enable GM to maximize the Clean Vehicle Credits under Section 30D of the Code.
10.2.
Lithium Extraction Attestations.

Supplier covenants and agrees that no portion of the lithium will be extracted, processed or recycled by a foreign entity of concern, as such term is defined in Section 30D of the Code. Supplier will provide attestations, signed by an officer of Supplier, that such lithium was not extracted, processed or recycled by a foreign entity of concern under Section 30D of the Code. Such attestation shall be in form and substance acceptable to GM and consistent to satisfy GM’s obligations under Section 30D of the Code, including any regulations, notices or guidance thereunder.

11.
Access to Information, ESG Committee and Annual Review.
11.1.
Access to Information.

GM will have access and information rights to Supplier’s Thacker Pass location and Supplier will permit GM and the Designated Purchasers a minimum of four (4) aggregated and a maximum of eight (8) aggregated site visits to Thacker Pass (only) per year. GM will comply with all health and safety regulations of Supplier. Such site visits will be at the sole risk, cost and expense of GM. GM shall give Supplier a minimum of 72 hours prior written notice in advance of each site visit. Each such site visit shall not interfere with the operations of Supplier. To the extent Supplier changes or adds a new lithium processing location in accordance with Section 10.1 of this Agreement, GM’s rights pursuant to this Section 11.1 shall also apply to such additional locations. These access and information rights shall include access to Supplier’s premises and books and records for the purpose of auditing Supplier’s compliance with the terms of this Agreement and any Designated Purchaser Agreement (including, without limitation, charges under this Agreement and any Designated Purchaser Agreement) or inspecting or conducting an inventory of finished Products, work-in-process, raw materials, and all work or other items to be provided pursuant to this Agreement located at Supplier’s premises. Supplier will cooperate with GM and the Designated Purchasers so as to facilitate such audit, including, without limitation, by segregating and promptly producing such records as GM and any Designated Purchaser may reasonably request, and otherwise making records and other materials accessible to GM and any Designated Purchaser. Supplier will preserve all records pertinent to this Agreement and any Designated Purchaser Agreement, and Supplier’s performance under this Agreement and any Designated Purchaser Agreement, for a period of not less than one year after any GM Buyer’s final payment to Supplier under this Agreement and any Designated Purchaser Agreement. Any such audit or inspection conducted by GM and any Designated Purchaser or their representatives will not constitute acceptance of any Products (whether in progress or finished), relieve Supplier of any liability under this Agreement or any Designated Purchaser Agreement or prejudice any rights or remedies available to GM.

11.2.
ESG Committee.

GM and Supplier will establish an ESG committee (the “ESG Committee”) to collaborate on key initiatives such as responsible sourcing. The ESG Committee will meet at least once per Quarter, unless otherwise mutually agreed by the Parties.

11.3.
Annual Review Meetings.

The Supplier and GM shall meet at least once per calendar year during the Phase One Term as reasonably appropriate on a date and location mutually agreeable to the Supplier and GM (each a “Review Meeting”). At each Review Meeting the Supplier and GM shall seek to address and discuss any outstanding issues under this Agreement, including without limitation, the reconciliation of purchase orders with respect to the then current Annual Quantity.

12.
Compliance Obligations.

Supplier will use all reasonable endeavors to at all times comply with GM’s Supplier Code of Conduct, GM’s Human Rights Policy and GM’s Responsible Minerals Sourcing Policy, attached to this Agreement as Exhibit D. Supplier also agrees to trace the source and origin of all components of the Product, and to provide to GM all information and documentation reasonably requested by GM resulting from such supply chain mapping.

13.
Order of Precedence.

To the extent of any inconsistency between this Agreement, the Designated Purchaser Agreements, and the General Terms, such agreements will have the following order of precedence: (i) first, this Agreement, (ii) second, the General Terms, and (iii) third, the Designated Purchaser Agreements.

14.
Termination.
14.1.
Termination for Cause. The occurrence of any one or more of the following events will be an “Event of Default” upon the defaulting Party’s receipt of written notice of the occurrence of such event from another Party and the expiration of any applicable cure period provided below.
(A)
Events of Default as set forth in Section 17 of the General Terms.
(B)
Supplier fails to comply with any of its obligations set forth in Section 8 or Section 9 of this Agreement and such failure continues for at least thirty (30) Business Days and, if Supplier is diligently pursuing such a cure at the expiration of such thirty (30) Business Day period, Supplier shall be granted an additional thirty (30) Business Day period to effect such cure.
(C)
Any LAC Party enters into a Joint Venture contemplated by the provisions of Section 16.7(C)(1) without GM’s prior written consent. In such instance, GM shall have thirty (30) Business Days from the date GM becomes aware of the entry of such a Joint Venture to provide the LAC Parties with notice of termination pursuant to this Section 14.1.
(D)
Any LAC Party enters into a Project Sale contemplated by the provisions of Section 16.7(D)(1) without GM’s prior written consent. In such instance, GM shall have thirty (30) Business Days from the date GM becomes aware of such a Project Sale to provide the LAC Parties with notice of termination pursuant to this Section 14.1.
(E)
Upon the occurrence of a Change of Control of any LAC Party to a Restricted Person which occurs without the consent of GM. To the extent that the foregoing occurs without the prior written consent of GM, GM shall have thirty (30) Business Days from the date GM becomes aware of the foregoing to provide the LAC Parties with notice of termination pursuant to this Section 14.1(E).

Upon the occurrence of an Event of Default by a Party, the non-defaulting Party (i.e. the Parties for the purposes of this Section, being the LAC Parties on the first hand and GM on the second hand) may elect to terminate this Agreement, for cause, in whole or in part, by notice of termination to the defaulting Party.

14.2.
Other Permitted Termination. GM may terminate this Agreement, without liability owing to or due from any LAC Party, upon the occurrence of a Change of Control of any LAC Party to a GM Competitor or a GM Competitor Nominee, which occurs without the prior written consent of GM. To the extent that the foregoing occurs without GM’s prior written consent, GM shall have thirty (30) Business Days from the date GM becomes aware of the foregoing to provide the LAC Parties with notice of termination pursuant to this Section 14.2.

14.3.
[Intentionally Deleted].
15.
Default By Designated Purchaser.

Any Event of Default by a Designated Purchaser pursuant to the terms of a Designated Purchaser Agreement shall not constitute a default by GM under this Agreement, and shall not constitute grounds for Supplier to terminate this Agreement.

16.
General Terms.
16.1.
Interpretation. All references to dates or time of day are references to the date or time of day in New York, New York. “Dollars” and “$” means United States Dollars.

16.2.
Notices. All notices, requests, and other communications that are required or may be given under this Agreement must be in writing by electronic transmission and will be deemed received as of the date following the day the electronic transmission is dispatched. Any addresses set forth in this Section may be changed, from time to time, by notice given in the manner provided in this Section.

If given to GM:	General Motors Holdings LLC Cole Engineering Center 29755 Louis Chevrolet Road Warren, MI 48093
Attention: Jeffrey Morrison Email: [***]

and

General Motors Holdings LLC Cole Engineering Center 29755 Louis Chevrolet Road Warren, MI 48093 Attention: Aaron Silver Email: [***]

If given to LAC Parent:	Lithium Americas Corp. ~~3260 666 Burrard~~Suite 300, 900 W Hastings Street Vancouver, ~~British Columbia~~BC V6C ~~2X8 Canada~~1E5 Attention: Jonathan Evans, President and CEO Email: [***]

If given to Supplier:	Lithium Nevada ~~Corp.~~LLC 5310 Kietzke Lane, Suite 200 Reno, Nevada 89511 Attention: General Counsel Email: [***]

16.3.
Entire Agreement. This Agreement and any schedules, exhibits, or other documents executed in connection with this Agreement, together with any agreements expressly incorporated into this Agreement and all recitals in this Agreement (which recitals are incorporated as covenants of the Parties), constitute the entire understanding of the Parties in connection with the subject matter of this Agreement and supersedes all prior proposals, negotiations, representations, understandings, commitments, and agreements, whether oral or written, with regard to the subject matter and provisions of this Agreement.
16.4.
Modification. This Agreement may not be modified, altered, or amended except by an agreement in writing signed by all Parties.

16.5.
Authority. Each of the representatives executing this Agreement on behalf of the Parties represents and warrants that he or she possesses the corporate power and authority to execute this Agreement on behalf of the respective Parties and that this Agreement has been duly authorized by the Parties. Each of the Parties represents and warrants that the execution and delivery by that Party of this Agreement, or compliance or performance by that Party with any of the provisions of this Agreement will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under any provision of the certificate of incorporation and by-laws or comparable organizational documents of that Party, any material contract of that Party, any judicial order applicable to that Party, or any applicable law, in each case, in existence as of the Execution Date.
16.6.
No Contra Proferentem. The Parties are competent and experienced in business, and have negotiated and reviewed this Agreement with their counsel. Any ambiguous language in this Agreement should therefore not be construed against any Party as the drafter of that language.
16.7.
Permitted Transfers/ Successors and Assigns.
(A)
The following definitions are used for the purposes of this Section 16.7 and as applicable, throughout the other provisions of this Agreement. To the extent that defined terms are used in this Section 16.7 but are not otherwise defined herein, they shall have the respective meanings ascribed thereto in the Investor Rights Agreement (as defined below).
(1)
“affiliate” means, as to any specified Person, any other Person who directly, or indirectly through one or more intermediaries, (a) controls such specified Person, (b) is controlled by such specified Person, or (c) is under common control with such specified Person. Under this Agreement LAC Parent and Lithium Americas (Argentina) Corp. are not affiliates.
(2)
“Change of Control” means (A) the acquisition by any means, including, without limitation, acquisition of equity, a statutory plan of arrangement, merger or business combination, by any Person, directly or indirectly, of more than 50% of the total voting power of the outstanding voting stock of either Supplier or LAC Parent, or (B) the acquisition by any Person, directly or indirectly, of the power to direct or cause the direction of the management or policies of either Supplier or LAC Parent.
(3)
“FEOC” means a (A) Person who is a “foreign entity of concern,” as such term is defined in Section 30D of the Code or (B) a Person “linked to or subject to influence by hostile or non-likeminded regimes or states,” as such concept is used in the Policy Regarding Foreign Investments from State-Owned Enterprises in Critical

Minerals under the Investment Canada Act, or, in each case, under any successor or similar policies promulgated by either the Canadian or United States government in respect of critical minerals policy.
(4)
“GM Competitor” means any OEM or any affiliate of any OEM.
(5)
“GM Competitor Nominee” means a third party that is acting for the benefit of a GM Competitor in connection with a Joint Venture or Project Sale transaction.
(6)
“Governmental Entity” means any domestic or foreign federal, provincial, regional, state, municipal or other government, governmental department, agency, authority or body (whether administrative, legislative, executive or otherwise), court, tribunal, commission or commissioner, bureau, minister or ministry, board or agency, or other regulatory authority, including any securities regulatory authorities and stock exchange.
(7)
“Investor Rights Agreement” means the investor rights agreement dated as of October 3, 2023 between LAC Parent and GM.
(8)
“Joint Venture” means a business relationship pursuant to which Supplier, directly or indirectly through one or more of Supplier’s affiliates (including without limitation LAC Parent), shares beneficial ownership in the Subject North American Business with one or more unrelated third parties, whether through an incorporated or unincorporated entity, a partnership, or other similar joint enterprise.
(9)
“Joint Venture Participant” means each counterparty to the Joint Venture.
(10)
“Non Permitted Party” means a non-Party that is not a Permitted Party.
(11)
“OEM” means (i) an original equipment manufacturer of vehicles (whether gas or electric powered) that are used primarily on public roads, streets, or highways (whether sold direct or through franchised dealers), or any Person that controls or owns substantially all of the equity interests in an original equipment manufacturer of, vehicles (whether gas or electric powered) that are used primarily on public roads, streets, or highways (whether sold direct or through franchised dealers) including, without limitation, any affiliate, subsidiary, or entity similar to or in competition with an entity that has a trademark, service mark, or brand owned or operated by [***]; or (ii) a distributor, seller, contract manufacturer, or other entity that manufactures, has manufactured, or otherwise purchases vehicles that are used to provide (whether directly or through independent contractors) services to, or deliver goods for, third parties including, without limitation, such services that qualify or otherwise constitute transportation as a service, mobility as a service, shared autonomous vehicles, logistics, transportation, or other types of services.
(12)
“Permitted Party” means any non-Party that is not: (i) a GM Competitor; (ii) to the knowledge of the Supplier or LAC Parent (as at the applicable time the Joint Venture or the Project Sale, as the case may be, is entered into by the Supplier or LAC Parent, as the case may be), a GM Competitor Nominee; (iii) a Sanctioned Person, or (iv) an FEOC.
(13)
“Person” means and includes any individual, corporation, limited partnership, general partnership, joint stock corporation, limited liability corporation, joint venture, association, corporation, trust, bank, trust corporation, pension fund, business trust or other organization, whether or not a legal entity, and any Governmental Entity.
(14)
“Restricted Person” means a non-Party that is (i) a Sanctioned Person; or (ii) an FEOC.
(15)
“Sanctioned Person” means a Person (a) who is a restricted or prohibited Person as designated or included in any list of designated or restricted parties under any export control or economic sanctions laws of the United States or any other applicable Sanctions Authority; (b) a Person domiciled, organized, or resident in a Sanctioned Territory; or (c) an entity owned or controlled by any of the foregoing Persons in clauses (a) or (b) hereof.
(16)
“Sanctioned Territory” means at any time, a country or territory which is, or whose government is, the subject of Sanctions broadly prohibiting dealings with such country, territory or government (at the time of this Agreement, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic and the so-called Luhansk People’s Republic).
(17)
“Sanctions Authority” means the United States government and any of its agencies (including, without limitation, OFAC, BIS, the U.S. State Department and the U.S. Department of Commerce), the European Union and each of its member states, the United Nations Security Council, the United Kingdom, the Canadian government, or any other Governmental Entity with jurisdiction over the Parties to this Agreement.
(18)
“Subject North American Business” means all of the businesses carried on by the Supplier and its affiliates (including without limitation, LAC Parent) in North America with respect to the exploration and development of the Thacker Pass Project and includes all the assets pertaining to the foregoing or otherwise held by any of them immediately prior to the Execution Date.
(B)
Certain of the permitted transfers, assignments and other transactions pertaining to the Supplier, LAC Parent and the Thacker Pass Project (which may result in a corresponding assignment of this Agreement by the Supplier and LAC Parent) and the restrictions on other transfers, assignments and other transactions pertaining to the Supplier, LAC Parent and the Thacker Pass Project (which may result in a corresponding assignment of this Agreement by the Supplier and LAC Parent) are set out in this Section 16.7 (in addition to those contemplated in Section 14). However, for clarity if a transfer or assignment is not expressed as being specifically prohibited pursuant to the terms of this Agreement, then it is not prohibited hereunder.
(C)
Joint Ventures For Subject North American Business
(1)
Supplier shall not, and shall ensure that its affiliates (including without limitation, LAC Parent) do not, without the prior written consent of GM, establish a Joint Venture with a Joint Venture Participant who is a Non Permitted Party with respect to the Subject North American Business, regardless of whether such Non Permitted Party enters into any offtake or similar agreement for any lithium produced at the Thacker Pass Project. Supplier and LAC Parent acknowledge and agree that any consent granted by GM to enable the consummation of any such Joint Venture shall not waive or otherwise diminish any of GM’s rights under Section 2 or Section 3, or otherwise under this Agreement. It is acknowledged that if GM grants its prior written consent to a Joint Venture under this Section 16.7(C)(1), Supplier and LAC Parent shall have the right to assign this Agreement, in whole or in part, to the Joint Venture pursuant to an agreement under which, such Joint Venture assumes in writing all duties and obligations under this Agreement (to the extent that the assumption of the obligations under this Agreement by the Joint Venture do not happen by operation of law). Moreover, if the Joint Venture entails the ownership of more than 50% of the shares of Supplier, any such right to assign this Agreement in whole or in part shall include the right to assign this Agreement to the new shareholder of Supplier and, to the extent applicable, the corporate entity that is at the top of the corporate chain of the new shareholder.
(2)
Supplier and any of its affiliates (including without limitation, LAC Parent) may enter into a Joint Venture with a Joint Venture Participant who is a Permitted Party with respect to the Subject North American Business, regardless of whether such Permitted Party may have a right to purchase or otherwise obtain lithium under an offtake or similar agreement produced at the Thacker Pass Project. For the avoidance of doubt, any such Joint Venture shall not be subject to Section 3.3 of the Investor Rights Agreement and GM shall not have a Participation Right (as defined in the Investor Rights Agreement) with respect to such Joint Venture. This Section 16.7(C)(2) shall not waive or otherwise diminish any of GM’s rights under Section 2 or Section 3, or otherwise under this Agreement. It is acknowledged that the Supplier and LAC Parent shall have the right to assign this Agreement in whole or in part to the Joint Venture pursuant to an agreement under which such Joint Venture assumes in writing all duties and obligations under this Agreement (to the extent that the assumption of the obligations under this Agreement by the Joint Venture do not happen by operation of law) provided that such assignment will not relieve the assignor of its obligations hereunder. Moreover, if the Joint Venture entails the ownership of more than 50% of the shares of Supplier, any such right to assign this Agreement in whole or in part shall include the right to assign this Agreement to the new shareholder of Supplier and, to the extent applicable, the corporate entity that is at the top of the corporate chain of the new shareholder. GM shall act reasonably in considering requests from Supplier and LAC Parent, as the case may be, to be relieved of their respective obligations hereunder (in whole or in part), which requests may be both prior to or after the consummation of any applicable Joint Venture.
(D)
Sale of the Thacker Pass Project
(1)
Supplier shall not, and shall ensure that its affiliates (including without limitation, LAC Parent) do not, without the prior written consent of GM, directly or indirectly, sell all or a material portion of the Thacker Pass Project, regardless of the structure of such sale, whether through sale of equity, sale of assets, or a statutory plan of arrangement, merger or other business combination, and whether in a single transaction or a series of related transactions (so long as such structure is not a Joint Venture or a Change of Control in that those are governed by other Sections of this Agreement as contemplated in Section 16.7(D)(4)) (any such transaction(s), a “Project Sale”), to a transferee (a “Transferee”) that is a Non Permitted Party. If GM grants its prior written consent, Supplier and

LAC Parent shall have the right to assign this Agreement to the Transferee pursuant to an agreement under which such Transferee assumes in writing all duties and obligations of the LAC Parties under this Agreement.
(2)
Supplier and LAC Parent may, without the prior written consent of GM, consummate a Project Sale with a Transferee that is a Permitted Party and assign this Agreement to the Transferee pursuant to an agreement under which such Transferee assumes in writing all duties and obligations of the LAC Parties under this Agreement.
(3)
Supplier and LAC Parent shall give GM at least five (5) Business Days prior notice (a “Project Sale Notice”) of the execution and delivery of a definitive agreement giving effect to the Project Sale by Supplier or its applicable affiliate, including without limitation, LAC Parent (but in any event at least thirty (30) days prior to the consummation of the Project Sale). The Project Sale Notice shall contain reasonable detail with respect to the proposed Transferee, and Supplier and LAC Parent shall respond to GM’s reasonable requests for additional information regarding the facts, circumstances, terms and conditions of the proposed Project Sale, to enable GM to identify whether the Transferee is a Permitted Party or a Non Permitted Party.
(4)
It is understood and agreed that this Section 16.7(D) does not apply to: (i) a Joint Venture transaction (as a Joint Venture transaction is covered by Section 16.7(C)); or (ii) a transaction that is a Change of Control (as a Change of Control transaction is covered by Section 14.2); and none of the foregoing references in this Section 16.7(D)(4) constitutes a Project Sale for the purposes of this Section 16.7(D).
(E)
GM shall not have the right to sell, assign or transfer, directly or indirectly, in whole or in part, its rights and obligations under this Agreement, other than to a Designated Purchaser as provided herein.
(F)
Save and except as expressly permitted by the provisions of Section 14.2, Section 14.3, Section 16.7(C) and Section 16.7(D), Supplier and LAC Parent shall not have the right to sell, assign or transfer, directly or indirectly, in whole or in part, their respective rights and obligations under this Agreement.

(G)
This Agreement and all of the Parties’ obligations are binding upon their respective successors and permitted assigns, and, together with the rights and remedies of the Parties under this Agreement, inure to the benefit of the Parties and their respective successors and permitted assigns.
(H)
Change of Control of Supplier. Neither Supplier nor LAC Parent shall, without the prior written consent of GM, solicit offers for, participate in discussions or negotiations relating to, furnish any documentation or other information relating to, or enter into a Change of Control of Supplier or LAC Parent to a Restricted Person.
(I)
Injunctive Relief. Supplier and LAC Parent acknowledge and agree that money damages will not be a sufficient remedy for any actual or threatened breach of this Section 16.7 by Supplier or LAC Parent and that, in addition to all other rights and remedies that GM may have, GM will be entitled to specific performance and temporary, preliminary and permanent injunctive relief in connection with any action to enforce this Section 16.7, without any requirement of a bond or other security to be provided by GM.
16.8.
No Third-Party Beneficiaries. Except as otherwise provided herein, the Parties agree that this Agreement is intended to benefit solely the Parties to this Agreement and is not intended for the benefit of any third parties.
16.9.
No Waiver. The failure of a Party at any time to require performance by another Party of any provision of this Agreement will in no way affect the right to require such performance at any time thereafter, nor will the waiver of a Party of a breach of any provision of this Agreement constitute a waiver of any succeeding breach of the same or any other provision.
16.10.
Cumulative Remedies. The rights and remedies specified in this Agreement are cumulative and not exclusive of any rights or remedies that a Party would otherwise have.
16.11.
Survival. Any Sections that expressly or by their nature survive expiration or termination shall survive the expiration or termination of this Agreement.
16.12.
Severability. If any term of this Agreement is invalid or unenforceable under applicable law or regulation, such term will be deemed reformed or deleted, as the case may be, but only to the extent necessary to comply with such applicable law or regulation, and the remaining provisions of this Agreement will remain in full force and effect.
16.13.
No Agency. The LAC Parties on the one hand and GM on the other hand are independent contracting parties and nothing in this Agreement will make either such Party the agent or legal representative of the other for any purpose whatsoever, nor does it grant either such Party any authority to assume or to create any obligation on behalf of or in the name of the other.

16.14.
Cooperation. Each of the Parties agrees to reasonably cooperate with the other Parties and to take all additional actions that may be reasonably necessary to give full force and effect to this Agreement.
16.15.
Counterparts. This Agreement may be executed in any number of duplicate originals or counterparts, and each duplicate original or counterpart will be deemed an original and taken together will be one and the same instrument. The Parties agree that their respective signatures may be electronically delivered, and that such electronic transmissions will be treated as originals for all purposes.
16.16.
General Terms. References in the General Terms to the “Contract” shall mean this Agreement, including, without limitation, all terms, provisions, sub-parts, sections and exhibits, and any documents incorporated by reference herein including, but not limited to, the General Terms. References in the General Terms to “Buyer” shall mean the applicable GM Buyer. Capitalized terms used in the General Terms but not defined therein shall have the meanings given to such terms in this Agreement.
16.17.
Traceability. Supplier must trace the source and origin of all goods and materials to be used in connection with this Agreement and make such information available to GM for prior written approval before any such direct or indirect supplier may be used in connection with this Agreement (the “Supply Chain Map”). Supplier will not change the source or origin of any goods or materials identified in the Supply Chain Map without first obtaining GM’s advance written consent. For clarity, written consent to change the source or origin of any goods or materials identified in the Supply Chain Map must be obtained directly from GM.

Supplier will put policies and process in place to obtain sourcing and origin information from sub-tier suppliers and include all such information in the Supply Chain Map upon receipt. Supplier will proactively, and on an ongoing basis, monitor the source and origin of all goods and material used in connection with this Agreement. Supplier must obtain GM’s prior written consent to the procurement of any goods or materials used in connection with this Agreement that originate or are otherwise extracted, processed, recycled, manufactured or assembled, in whole or in part:

(i)
by an FEOC; or
(ii)
in a territory identified in Country Group D, Supplement No. 1 to 15 C.F.R. Part 740: (see https://www.bis.doc.gov/index.php/documents/regulation-docs/2255-supplement-no-1-to-part-740-country-groups-1/file). Egypt, Israel, United Arab Emirates, Uzbekistan and Vietnam are excluded from the Country Group D supplement. GM may, in its discretion, authorize purchases from such other Group D territories for which a risk mitigation plan is approved by GM.

Supplier will comply with all applicable GM policies, as amended, relating to supply chain resiliency and compliance. Supplier will incorporate, and require its subcontractors at all tiers to incorporate, these terms and any applicable GM policy in its contract for goods or materials used in connection with this Agreement.

17.
REPRESENTATIONS. THE PARTIES ACKNOWLEDGE THAT THEY HAVE BEEN GIVEN THE OPPORTUNITY TO CONSULT WITH COUNSEL OF THEIR CHOICE BEFORE EXECUTING THIS AGREEMENT AND ARE DOING SO WITHOUT DURESS, INTIMIDATION, OR COERCION AND WITHOUT RELIANCE UPON ANY REPRESENTATIONS, WARRANTIES, OR COMMITMENTS OTHER THAN THOSE REPRESENTATIONS, WARRANTIES, OR COMMITMENTS SET FORTH IN THIS AGREEMENT.

[Signature Page Follows]

THEREFORE, the Parties have executed and delivered this Agreement as of the date and year first above written.

Signed by:

Lithium Americas Corp.

By:

Name:

Title:

Lithium Nevada ~~Corp.~~LLC

By:

Name:

Title:

General Motors Holdings LLC

By:

Name:

Title:

EXHIBITS:

Exhibit A: General Terms and Conditions

Exhibit B: Designated Purchaser Agreement

Exhibit C: Phase One Product Specifications

Exhibit D: GM’s Supplier Code of Conduct, GM’s Human Rights Policy and GM’s Responsible

Minerals Sourcing Policy

Exhibit E: Example of Seller Quarterly Production Forecast

Exhibit F: Example of Buyer Quarterly Production Forecast

Exhibit G: Summary of Section 2.3 to Section 2.7

Exhibit A

General Terms and Conditions

[See attached]

GENERAL TERMS AND CONDITIONS

1. Shipping; Packaging

Supplier will comply, in all respects, with the shipping and packaging requirements agreed to by Buyer and Supplier and as incorporated in this Contract by reference. Supplier will (a) properly pack and mark Product in accordance with the laws and regulations of the country of manufacture, including, without limitation, laws and regulations governing the handling and transportation of dangerous goods or hazardous materials; (b) provide with each shipment packing slips with Buyer’s Contract and/or release number and date of first loading marked thereon; (c) promptly forward the original bill of lading or other shipping documents for each shipment in accordance with Buyer’s instructions; and (d) include on bills of lading or other shipping documents the correct classification of the goods. The marks on each package and identification of the goods on packing slips, bills of lading and invoices (when required) must be sufficient to enable Buyer to easily identify the goods purchased.

2. Transfer of Title

Supplier shall ship the Product FCA Thacker Pass (Incoterms 2020) or FCA an alternate location (an “Alternate Location”) provided in a writing sent from GM to Buyer (in the event Buyer is a Party other than GM) with a copy to Supplier. Title to and risk of loss of the Product shall transfer to Buyer at the time of first loading onto Buyer’s transport of the Product by Supplier at Thacker Pass or the Alternate Location. All risk for loss of Product after such first loading of the Product by Supplier at Thacker Pass or the Alternate Location shall pass to Buyer and shall not be borne by Supplier.

3. Protection Against Labor Disruptions

Supplier will use its best efforts to ensure the uninterrupted supply of Product to Buyer notwithstanding any existence of a labor disruption.

4. Subcontracting

None of the Parties will subcontract in whole or in part any of its obligations under this Contract without the prior written consent of the other Party. Any such consent will not release the applicable Party from, or limit, any of such Party’s obligations under this Contract. For clarity, it is understood and agreed that the operation of the Thacker Pass Project, including the loading of finished goods, may entail the use of subcontractors and such use shall not be in breach of this clause.

5. Product Warranty; Warranty of Performance

Supplier warrants and guarantees that the goods sold under this Contract shall be merchantable, conform with all Specifications, and are free and clear of all liens other than those that may arise by operation of law, that the goods will be released in connection with the Certificate of Analysis (“COA”) that Supplier will provide with all deliveries of goods to Buyer, and will comply with applicable laws (the “Warranty”). The Warranty (other than being merchantable and free and clear of all liens other than those that may arise by operation of law) does not extend to Off Spec Product that is retained by Buyer. The duration of the Warranty will begin on the date the title and risk of loss for such goods passes to Buyer in accordance with Section 2 of this Contract (the “Title Transfer Date”) and end on the earlier of (the “Warranty End Date”): (a) [***] from the Title Transfer Date; or (b) upon incorporation of such goods into another product of Buyer to the extent such incorporation alters the goods so as to make the analysis required to validate the COA unachievable. Other than in the event of Supplier’s gross negligence or willful, wanton, or reckless misconduct, after the Warranty End Date, Supplier shall not be required to accept any claim with respect to the Warranty. Buyer agrees that to the extent practicable it shall notify Supplier within fifteen (15) Business Days of becoming aware that a Warranty Claim may be alleged by Buyer. Except as expressly set forth in this Contract, the Warranty is irrevocable by Supplier, and Supplier may not limit or disclaim the Warranty.

In the event Buyer provides written notification to Supplier (the “Specification Notice”) of variation of Product from the Specifications, with such notice to be delivered within the later of: (a) 180 days of title passing from Supplier to Buyer as provided in Section 2; or (b) if the Product was stored unused at a facility reasonably acceptable to Supplier, within 45 days of the date the Product is removed from such storage (the “Cut Off Date”), Buyer shall not be obligated to purchase and take delivery of the relevant shipment; provided, however, Supplier and Buyer will consult each other and shall negotiate in good faith (for a period of five (5) Business Days after the date of delivery of the Specification Notice) whether Buyer will accept the Product with appropriate price reductions (the “Off Spec Product”) or whether Buyer shall return the Off Spec Product to Supplier at Thacker Pass (or the Alternate Location if loaded at the Alternate Location), such return to be at the cost and expense of Supplier. If such negotiations do not culminate in agreement after the end of such period of five (5) Business Days after the date of delivery of the Specification Notice, Buyer shall immediately return the Off Spec Product to Supplier, such return to be at the cost and expense of Supplier. In all cases, Buyer and Supplier will work together in good faith to minimize return shipping costs. In the event Buyer provides Supplier with a Specification Notice after Buyer has paid for the Product, and such Product is returned to Supplier in accordance with this Section 5, Buyer shall receive either a refund of the amount paid for the Product or a credit from Supplier in the amount that was paid for the Product, provided, however, that if Supplier has replacement Product available, Buyer may elect to receive replacement Product instead of the refund or credit.

Product to be delivered hereunder (with the exception of Off Spec Product that is accepted by Buyer) shall not: (i) contain extraneous materials; (ii) contain elements or substances at levels or in concentrations dangerous or harmful to health, safety, the environment or generally considered in the lithium industry to be deleterious or harmful or (iii) exhibit physical properties or characteristics which differ from industry standards for comparable products in the marketplace to a degree or in a manner which results in Buyer having to incur increased costs of transporting, storing or handling the Product (collectively, the “Prohibited Characteristics”). For greater certainty, the presence in Product of any element or compound in quantities within the ranges specified in the Product Specifications shall not constitute a Prohibited Characteristic. Both Parties understand the hazards and handling of the Product and will follow industry and local governmental practices and standards for handling.

6. Ingredients Disclosure; Special Warnings and Instructions

At least ten (10) Business Days prior to, as well as in connection with, the shipment of the Product from Thacker Pass or the Alternate Location, as the case may be, Supplier agrees to furnish to Buyer written warning and notice (including, without limitation, appropriate labels on the goods, containers and packing) of any dangerous goods or hazardous material that forms part of any shipment of Products, together with such special handling instructions as may be necessary to advise carriers, Buyer, and their respective employees of how to exercise that measure of care and precaution that will comply with any applicable laws or regulations and best prevent bodily injury or property damage in the handling, transportation, processing, use or disposal of the Products, containers and packing shipped to Buyer from Thacker Pass or the Alternate Location.

7. Payment

Promptly after each shipment of goods from Thacker Pass or the Alternate Location, as the case may be, Supplier will issue a single invoice for the shipped Products. Each invoice must comply with applicable law, if any, and include the following information: (a) amount due (in the currency specified in this Contract); (b) Contract number; (c) if applicable, purchase order number; (d) if applicable, the intra-EU VAT number; and (e) net weight of the goods.

Buyer will pay for the Product in accordance with the payment terms and in the currency specified elsewhere in this Contract. Payments may be made electronically (including, without limitation, by bank transfer or recorded bill of exchange, where applicable).

8. Customs; Origin

Credits or benefits resulting or arising from this Contract, including trade credits, export credits or the refund of duties, taxes or fees, will belong to Buyer to the extent Buyer pays such duties, taxes or fees directly or those duties, taxes, or fees are passed along to Buyer in the contract price. To the extent Supplier pays and does not pass along to Buyer such duties, taxes or fees, any applicable credits or refunds will belong to Supplier. Supplier will timely and accurately provide all information necessary (including written documentation and electronic transaction records) to permit Buyer to receive such benefits or credits, if Buyer pays such duties, taxes or fees either directly or indirectly, as well as to fulfill its import and, where required by this Contract, export customs related obligations, origin marking or labeling requirements and local content origin requirements, if any. Supplier will undertake such arrangements as necessary for the goods to be covered by any duty deferral or free trade zone program(s) of the country of import. Supplier will ensure compliance with the recommendations or requirements of all applicable Authorized Economic Operator (AEO), governmental security/anti-terrorism and enhanced border release programs (including, without limitation, the United States Bureau of Customs and Border Protection's Customs-Trade Partnership Against Terrorism (C-TPAT)). At the request of Buyer or the appropriate Customs Authority, Supplier will certify in writing its compliance with the foregoing.

9. Transactional Tax

Unless otherwise provided in this Contract, the prices set forth in this Contract will be exclusive of all transactional taxes, including any sales, use, excise, services, value added tax, goods and services tax, or similar tax, and these taxes should be separately identified by Supplier in Supplier’s invoice, even if the tax rate is zero. Buyer will not be responsible for any transactional taxes charged by the Supplier that are not identified in this manner. Supplier shall separately state all charges for transactional taxes on its invoices (or other such documents). Additionally, Supplier shall provide Buyer with invoices in line with the applicable tax laws in its country to enable the Buyer to reclaim the transactional taxes and Supplier will provide such documentation no later than when the payment to which the invoice relates is due from Buyer. Supplier will be responsible for remitting the transactional tax to the applicable taxing authority except for those states or jurisdictions where Buyer has provided Supplier with an appropriate exemption certificate. Supplier will use reasonable efforts to apply for such exemptions where applicable. Supplier will not charge Buyer for any transactional taxes charged by a subcontracting supplier if such tax is recoverable by Supplier, or if not recoverable, it would have been, had the transaction been structured through other entities (either the Supplier's or the Buyer's affiliated companies). If transactional taxes are not recoverable by Supplier, Supplier agrees to provide detailed billing, customs or other documents as requested, which set out the transactional taxes paid or payable to any of the Buyer's subcontracting supplier or to a taxing authority.

10. Intellectual Property Indemnification

The LAC Parties will investigate, defend, hold harmless and indemnify Buyer, its successors, its affiliates (collectively “Buyer Group”) and its dealers and customers against any actual or alleged claims of infringement or other assertions of proprietary rights violations (including patent, trademark, copyright, industrial design right, or other proprietary right, misuse, or misappropriation of trade secret) and resulting damages and expenses (including attorney’s and other professional fees) arising in any way in relation to the Products (collectively “IP claims”). The LAC Parties expressly waives any claim against Buyer Group that any such IP claims arose out of compliance with Buyer Group’s or its dealers’ or customers’ specification or direction.

11. Remedies; Indemnity

The rights and remedies reserved to each Party in this Contract are cumulative with, and additional to, all other rights and remedies of each Party under applicable law or in equity. It is understood and agreed that for the purposes of this Section 11 (Remedies; Indemnity), Section 12 (Force Majeure), Section 15 (Confidentiality), Section 16 (Compliance with Laws), Section 17 (Termination For Cause) and Section 18 (Governing Law and Jurisdiction), LAC Parent and Supplier act as one Party.

Notwithstanding anything else to the contrary in this Contract, and save in respect of: (i) liability for fraud, death or personal injury caused by gross negligence or willful misconduct; or (ii) liability for infringement or other proprietary rights violations (including patent, trademark, copyright, industrial design right, or other proprietary right, misuse, or misappropriation of trade secret) arising in any way in relation to the Product, neither Party shall in any circumstances be liable to the other Party as a result of its performance of, or failure to perform, this Contract or any provision in this Contract, whether in contract, tort or breach of statutory duty or howsoever arising for (a) any loss of profit, anticipated profit or revenue (with respect to the foregoing, save and except for failures by Buyer to make payments for Product as anticipated by this Contract, the losses for which are specifically not excluded and are included), any loss of savings or anticipated savings, any loss of production, any loss of use, any loss of contract or business opportunity, any loss of or damage to goodwill or any business interruption, whether of a direct or indirect nature, (b) any special, indirect and/or consequential losses, or (c) punitive, exemplary or special damages.

Each Party (a “First Party”) will indemnify, defend and hold harmless the other Party against any liability, claim, demand and expense (including, without limitation, legal and other professional fees) arising from or relating to any failure of the First Party to fully perform any of its obligations under this Contract.

12. Force Majeure

Any delay or failure of either Party to perform its obligations under this Contract will be excused to the extent that Supplier is unable to produce, sell or deliver, or Buyer is unable to accept delivery, buy or use, the goods or services covered by this Contract, directly as the result of an event or occurrence beyond the reasonable control of such Party, without such Party’s fault or negligence (a “force majeure event”), including, if applicable, actions by any governmental authority (whether valid or invalid), fires, floods, windstorms, explosions, riots, natural disasters, wars and sabotage; provided that written notice of such force majeure event (including the anticipated duration of the delay) must be given by the affected Party to the other Party as soon as possible (but in no event more than 20 days after the force majeure event occurs).

During any force majeure event affecting Supplier’s performance, Buyer may, at its sole option: (i) purchase Product from other sources, without liability to Supplier; and/or (ii) reduce the volumes set forth in any forecast by the amount of Product purchased from such other sources; provided that Supplier may sell Product to third parties to the extent of such Buyer purchases from other sources.

The affected Party will use all diligent efforts to ensure that the effects of any force majeure event are minimized and, as promptly as possible, resume full performance under this Contract. If the delay lasts more than twelve (12) months from notice of the force majeure event being given, either Party may immediately terminate this Contract without liability to either Party.

13. Insurance

Supplier will maintain insurance coverage as would a prudent mine operator in the State of Nevada. Supplier shall insure its interest in the Product for full value for damage or loss arising until title and risk pass to the Buyer as provided in Section 2 with an insurance company rated ‘A-’ or higher by AM Best.

14. Technical Information

Buyer does not expect to receive any confidential technical or other information (the “Non-Contract Information”) from the LAC Parties, and Buyer will not be subject to confidentiality or nondisclosure obligations with respect to any such information (including under Section 15 hereof) unless the LAC Parties and Buyer have agreed to confidentiality and nondisclosure obligations in a writing signed by their respective authorized representatives that expressly applies to such Non-Contract Information (a “Standalone CA”). The LAC Parties agree not to assert any claim (other than for breach of a Standalone CA) with respect to any Non-Contract Information that the LAC Parties have disclosed or may hereafter disclose to Buyer or its affiliates and subsidiaries.

15. Confidentiality; No Advertising

The Parties agree that the contents of this Contract are confidential and not intended for use or dissemination by either Party without the express written consent of the other Party. For the purposes of this Section 15 a Party making disclosure together with its affiliates and representatives is a “Disclosing Party” and the non-Disclosing Party is an “Affected Party”.

A Disclosing Party may disclose the existence and terms of this Contract (the “Disclosure Exceptions”): (i) to the extent required by law (including the rules of any applicable stock exchange), or by any governmental agency or required or requested to be disclosed pursuant to legal process (including discovery requests) or in connection with any bankruptcy, insolvency, or similar proceeding involving either of the Parties, provided that the Disclosing Party shall (A) immediately upon receiving notice that it is required to make a disclosure under law or stock exchange rules, give the Affected Party prior written notice and an opportunity of not less than 48 hours for the Affected Party to review and comment on the requisite disclosure before it is made, including an opportunity for the Affected Party to prevent such disclosure, (B) use its best efforts to incorporate the Affected Party’s comments or limit such disclosure, by seeking confidential treatment or otherwise, and (C) promptly provide the Affected Party with notice of any requirement to provide any such information, regardless of when such disclosure shall be made; (ii) to the extent necessary to enforce this Contract including, without limitation, for the purposes of dispute resolution as set forth in Section 18; (iii) to any designated purchaser, employee, officer, director, agent, affiliate, representative, lawyer, investor, broker, potential transferee, financier, partner, member, shareholder or actual or potential financing source of the Disclosing Party or that Disclosing Party’s affiliates (but not its representatives) provided that any such person or entity must be, prior to the disclosure, subject to confidentiality obligations that are the same as or more restrictive than the confidentiality obligations in this Contract and that the Disclosing Party disclosing such information to them will be responsible for any breach thereof; and (iv) to the extent such information is or becomes generally available to the public other than as a result of a disclosure by the Disclosing Party in violation of this Contract.

Unless required by applicable law or pursuant to any rules or regulations of any applicable securities exchange, neither Party will in any manner, without first obtaining the other Party’s consent, which consent will not be unreasonably withheld or delayed: (i) advertise or publish the fact that Supplier has contracted to furnish Buyer the Product; (ii) use the other Party’s trademarks, trade names or confidential information in such Party’s advertising or promotional materials; or (iii) use the other Party’s trademarks, trade names or confidential information in any form of electronic communication such as web sites (internal or external), blogs or other types of postings, except as may be required to perform hereunder or as required by law. Any announcement made by the Parties in relation to the execution of this Contract will be agreed in advance by the Parties.

16. Compliance with Laws

Supplier, and any goods or services supplied by Supplier, and Buyer, in connection with its obligations under this Contract, will comply with all applicable laws, rules, regulations, orders, conventions, ordinances or standards of the country(ies) of destination or that relate to the manufacture, labeling, transportation, importation, exportation, licensing, approval or certification of the Product, including, without limitation, those relating to environmental matters, the handling and transportation of dangerous goods or hazardous materials, data protection and privacy, wages, hours and conditions of employment, subcontractor selection, discrimination, occupational health/safety and motor vehicle safety. Supplier, in all respects, and Buyer, in connection with its obligations under this Contract, further represent that neither they nor any of their subcontractors, vendors, agents or other associated third parties will utilize child, slave, prisoner or any other form of forced or involuntary labor, or engage in abusive employment or corrupt business practices, in the supply of Product under this Contract. Supplier, in all respects, and Buyer, in connection with its obligations under this Contract, agree to comply with all applicable anti-corruption laws, including, without limitation, the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act, and that neither they nor any of their subcontractors, vendors, agents or other associated third parties will engage in any form of commercial bribery, nor directly or indirectly provide or offer to provide, anything of value to or for the benefit of, any official or employee of a governmental authority or of any government-owned, government-controlled or government-affiliated entity to obtain or retain any contract, business opportunity or other business benefit, or to influence any act or decision of that person in his/her official capacity. At Buyer’s request, Supplier will certify in writing its compliance with the foregoing.

17. Termination for Cause

Upon the occurrence of any of the following “Events of Default” by a Party, the non-defaulting Party may elect to terminate this Contract, in whole or in part, by notice of termination to the defaulting Party and the expiration of any applicable cure period provided below: (a) Either Party repudiates or materially breaches its obligations, or refuses to materially perform its obligations, under this Contract, and if such breach is capable of being cured within twenty (20) Business Days, such breach is not cured by the breaching Party within twenty (20) Business Days of written notice of the occurrence of an Event of Default being provided by the other Party; or (b) Any secured or lien creditor commences a foreclosure action of its liens, security interests and/or mortgages in or against a material portion of a Party’s assets or a Party: (A) commences, or has commenced against it, any case, proceeding or other action under Title 11 of the United States Code or any other liquidation, bankruptcy, conservatorship, moratorium, receivership, insolvency, rearrangement, reorganization or similar debtor relief laws of the United States or any other applicable jurisdictions in effect from time to time, seeking (i) to have an order for relief entered with respect to it, (ii) to adjudicate it as bankrupt or insolvent, (iii) to commence or implement any plan of reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts or (iv) the appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets; or (B) makes a general assignment for the benefit of its creditors (collectively, an “Insolvency Event”).

18. Governing Law and Jurisdiction

This Contract shall be governed by the laws of the State of New York, excluding the provisions of the United Nations Convention on Contracts for the International Sale of Goods (CISG), and without regard to its conflict of laws principles. Any action, dispute or proceeding seeking to enforce any provision of, or based on any right arising solely out of, this Contract (collectively, “Disputes”) shall be first handled pursuant to the following escalation process. Any Party may submit its position on any Dispute in writing to the other Party and such other Party shall, within five (5) Business Days thereafter, submit its position on the Dispute in writing to the first Party. As promptly as practicable, but no later than five (5) Business Days thereafter, the Parties shall enter into good faith negotiations to attempt to resolve the Dispute. If those negotiations do not resolve the Dispute within fifteen (15) Business Days after the first Party’s submission, then either Party may require that the Dispute be submitted, in writing to Jeffrey Morrison, Vice President of Global Purchasing and Supply Chain of Buyer and Jonathan Evans of Supplier (or, in each case, their functional successors), who shall negotiate in good faith and use their reasonable best efforts to expeditiously resolve the Dispute for a period of fifteen (15) Business Days after that submission, unless Jeffrey Morrison, Vice President of Global Purchasing and Supply Chain of Buyer and Jonathan Evans of Supplier (or in each case their functional successors) mutually agree to extend such period of negotiation. Any agreement pertaining to a Dispute shall be reduced to writing, be signed by the Parties and be final and binding upon the Parties. All negotiations pursuant to this Section 18 shall be confidential, and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence. In the event that a Dispute has not been resolved after the use of the escalation procedures set forth above, then either Party may initiate the arbitration process. The Dispute shall be submitted to and settled by binding arbitration in New York, New York in accordance with the Administered Arbitration Rules of the International Institute for Conflict Prevention & Resolution, and such arbitration shall be in English. For disputes that involve alleged losses that do not exceed $25 million, the Parties shall mutually agree on a single arbitrator within a period of five (5) Business Days of receipt of notice that the other Party has referred a Dispute to arbitration, and if the Parties cannot agree upon the single arbitrator within such period of five (5) Business Days, the single arbitrator shall be appointed as promptly as practicable by the International Institute for Conflict Prevention & Resolution. For disputes that involve alleged losses that exceed $25 million, each Party shall, within five (5) Business Days of receipt of notice that the other Party has referred a Dispute to arbitration, appoint one nominating arbitrator and such nominating arbitrators shall together select within five (5) Business Days a neutral arbitrator who will conduct the arbitration. If such nominating arbitrators are not able to select a neutral arbitrator, the neutral arbitrator shall be appointed as promptly as practicable by the International Institute for Conflict Prevention & Resolution. The costs of the arbitrator shall be in the cause. The single arbitrator or the one neutral arbitrator shall make a decision within sixty (60) days of the arbitrator’s appointment. The arbitrator shall not be empowered to award punitive or exemplary damages. The award rendered by the arbitrator shall be final and binding upon the Parties, and the judgement on the award rendered may be entered in any court having jurisdiction thereof. All Disputes shall be settled in this manner in lieu of an action at law or equity; provided, however, that nothing in this Section 18 shall be construed as precluding the bringing of an action for temporary or preliminary injunctive relief or other equitable relief. Each Party hereby irrevocably and unconditionally (i) waives any objection to the laying of venue of any such action, suit or proceeding in any such court, (ii) agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum and (iii) agrees that service of any court paper may be effected on such Party in any manner as may be provided under applicable laws or court rules of the State of New York.

Exhibit B

Designated Purchaser Agreement

[See attached]

DESIGNATED PURCHASER AGREEMENT

This Designated Purchaser Agreement (this “Agreement”) is dated ________, 202_ (“Effective Date”) and is between Lithium Nevada ~~Corp.~~LLC (“Supplier”) and ___________ (“Purchaser”). Supplier and Purchaser hereinafter may be referred to individually as a “Party” or together as the “Parties.”

Recitals

WHEREAS, General Motors Holdings LLC ( “GM”) and Supplier are parties to a purchase contract (the “Offtake Agreement”) pursuant to which Supplier manufactures and supplies lithium carbonate (the “Products”) that meets the Specifications (as defined below) for use in lithium-ion batteries manufactured for GM and to be incorporated by GM into vehicles produced in North America (“Batteries”);

WHEREAS, GM and Purchaser are parties, directly or indirectly, to a purchase contract pursuant to which purchaser supplies to GM components for Batteries (the “GM-Purchaser Contract”), which contract has not been and shall not be seen by Supplier and so no implication in and to Supplier can be derived therefrom;

WHEREAS, GM and Purchaser have agreed, in connection with the GM-Purchaser Contract, that GM may designate Purchaser as a Designated Purchaser (as defined in the Offtake Agreement) under the Offtake Agreement, which such Offtake Agreement has not been and shall not be seen by Purchaser and so no implication in and to Purchaser can be derived therefrom;

WHEREAS, Purchaser desires to purchase and Supplier desires to sell to Purchaser the Products; and

WHEREAS, Supplier and Purchaser agree to respectively sell and buy the Products on the terms set forth in this Agreement and all exhibits hereto including, but not limited to, the General Terms and Conditions attached hereto as Exhibit A (the “General Terms and Conditions”).

Agreement

The Parties agree as follows:

1.
Term and Termination. This Agreement shall become effective on the Effective Date and shall terminate upon notice to Purchaser from GM or Supplier of the earlier to occur of (a) expiration or termination of the Offtake Agreement; (b) termination by GM of Purchaser’s designation as a Designated Purchaser under the Offtake Agreement; or (c) revocation by Supplier of Purchaser’s approval as a Designated Purchaser under the Offtake Agreement (the “Term”). Any payment obligations owing from Purchaser to Supplier for Products pursuant to this Agreement shall survive the termination of this Agreement.

2.
Specifications. The specifications for the Products (the “Specifications”) are attached hereto as Annex A. Any new Specifications, and any modifications or amendments to the Specifications shall be communicated by GM to Supplier and Purchaser.
3.
Quantity. Purchaser shall purchase from Supplier the quantity of Product directed by GM for Purchaser’s use in Battery components for GM vehicles. Purchaser may only use Products purchased pursuant to this Agreement for production of Battery components for GM and not for any other use or purpose.
4.
Pricing. The price of Products (the “Product Price”) received by Purchaser during any calendar year quarter during the Term will be communicated by GM to Purchaser. The Product Price will be exclusive of any applicable sales or other similar tax, if any, that is required by law to be added to the sales price. Any adjustments to the Product Price will be prospective only and in no event will Purchaser be obligated to pay any retrospective price increase.
5.
Ordering Process. Purchaser may from time to time submit purchase orders— including blanket purchase orders—to Supplier (the “Purchase Orders”) and issue releases for Products to Supplier.1 This Agreement, including any exhibits hereto, shall be expressly incorporated into any Purchase Orders.
6.
Payment Terms. Purchaser shall pay for all Products purchased hereunder net thirty (30) days after Purchaser’s receipt of the Products at Purchaser’s facility but not later than ninety (90) days after first loading of the Product at Thacker Pass or the Alternate Location (as defined in the General Terms and Conditions). If any payment due under this Agreement is not paid when due in accordance with the applicable provisions of this Agreement, and Supplier has provided written notice of such non-payment to Purchaser and Purchaser has failed to cure such non-payment within five (5) Business Days of receipt of such notice from Supplier, Supplier shall have the right to suspend, without any prejudice to any of Supplier’s other rights and remedies under this Agreement, any ongoing supply of Product under this Agreement until such payment is made.
7.
Access to Information. Purchaser will have access and information rights to Supplier’s Thacker Pass location. To the extent Purchaser wishes to exercise such rights, Purchaser shall coordinate the exercise of such rights with GM. In the event of any site visit by Purchaser, Purchaser will comply with all health and safety regulations of Supplier.
8.
Non-Assignment. Under no circumstances may Purchaser transfer, assign or delegate, in whole or in part, any of its rights or obligations under this Agreement (including, without limitation, any right of payment), whether directly or indirectly, by merger, acquisition or contribution to a joint venture. Supplier may transfer, assign or delegate, in whole or in part, any of its rights or obligations under this Agreement (including, without limitation, any right of payment), whether directly or indirectly, solely in connection with an assignment of its rights pursuant to the Offtake Agreement, and Supplier shall provide Purchaser with written notice of any such assignment within five (5) business days thereof.

1 Supplier and GM to agree on ordering process prior to Supplier entering into any Designated Purchaser Agreement.

9.
Authority. Each of the representatives executing this Agreement on behalf of the Parties represents and warrants that he or she possesses the corporate power and authority to execute this Agreement on behalf of the respective Parties and that this Agreement has been duly authorized by the Parties. Each of the Parties represents and warrants that the execution and delivery by that Party of this Agreement, or compliance or performance by that Party with any of the provisions of this Agreement will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under any provision of the certificate of incorporation and by-laws or comparable organizational documents of that Party, any material contract of that Party, any judicial order applicable to that Party, or any applicable law, in each case, in existence as of the Effective Date.
10.
Order of Preference. In the event of a conflict between or among any document relating to this Agreement, the applicable document will prevail as follows: (i) this Agreement; (ii) any Purchase Order in written form confirmed by Supplier; (iii) the General Terms and Conditions; and (iv) any other exhibits or schedules attached to and incorporated into the foregoing.
11.
No Contra Proferentem. The Parties are competent and experienced in business, and have negotiated and reviewed this Agreement with their counsel. Any ambiguous language in this Agreement should therefore not be construed against either Party as the drafter of that language.
12.
REPRESENTATIONS. THE PARTIES ACKNOWLEDGE THAT THEY HAVE BEEN GIVEN THE OPPORTUNITY TO CONSULT WITH COUNSEL OF THEIR CHOICE BEFORE EXECUTING THIS AGREEMENT AND ARE DOING SO WITHOUT DURESS, INTIMIDATION, OR COERCION AND WITHOUT RELIANCE UPON ANY REPRESENTATIONS, WARRANTIES, OR COMMITMENTS OTHER THAN THOSE REPRESENTATIONS, WARRANTIES, OR COMMITMENTS SET FORTH IN THIS AGREEMENT.
13.
Miscellaneous.
(a)
Amendments. All changes and amendments to this Agreement or any Purchase Order must be in writing to be valid. This requirement of written form can only be waived in writing specifically stating the intent to amend this Agreement or the relevant Purchase Order.

(b)
Notices In Writing. If this Agreement or any Purchase Order requires a notice or document to be “written,” “in writing” or “in written form,” such notice or document shall be duly signed by a person or persons duly authorized to legally bind the respective Party. The signed notice or document shall be delivered, sent or transmitted to the other Party in its original form or as a PDF document attached to an email. The notice or document is deemed to be served when delivered, sent or transmitted in one of the above ways. The original document shall in any case be submitted afterwards. For the avoidance of doubt, electronic communication shall not qualify as a written notice or document, unless otherwise explicitly specified by written mutual agreement.
(c)
No Waiver. The failure of either Party at any time to require performance by the other Party of any provision of this Agreement will in no way affect the right to require such performance at any time thereafter, nor will the waiver of either Party of a breach of any provision of this Agreement constitute a waiver of any succeeding breach of the same or any other provision.
(d)
No Agency. Supplier and Purchaser are independent contracting parties and nothing in this Agreement will make either Party the agent or legal representative of the other for any purpose whatsoever, nor does it grant either Party any authority to assume or to create any obligation on behalf of or in the name of the other Party.
(e)
Contact Person. The Parties shall each appoint a contact person, to whom information and notices required under this Agreement and other communication shall be addressed.
(f)
Language. The language of the Agreement and its documents, information and data relating or pursuant thereto, for negotiations, discussions and correspondence between the Parties shall be English, unless otherwise agreed by the Parties in individual cases or otherwise expressly stated in relevant provisions of the Agreement.
(g)
Severability. If any term of this Agreement is invalid or unenforceable under applicable law or regulation, such term will be deemed reformed or deleted, as the case may be, but only to the extent necessary to comply with such applicable law or regulation, and the remaining provisions of this Agreement will remain in full force and effect.
(h)
Counterparts. This Agreement may be executed electronically and may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same document.
14.
Interpretation.
(a)
The Parties acknowledge and agree that: (i) the rule of construction to the effect that any ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Agreement; and (ii) the terms and provisions of this Agreement shall be construed fairly as to the Parties and not in favor of or against a Party, regardless of which Party was generally responsible for the preparation of this Agreement.
(b)
The term “including” means “including without limitation”; the term “or” shall not be exclusive; the terms “year” and “calendar year” mean the period of months from January 1 through and including December 31; the term “quarter” means a calendar quarter unless otherwise indicated.
(c)
Unless otherwise specified herein, all references herein to any agreement or other document of any description shall be construed to give effect to amendments, supplements, modifications or any superseding agreement or document as then exist at the applicable time to which such construction applies unless otherwise specified. Any reference to law or regulation includes any amendment or successor thereto and any rules and regulations promulgated thereunder.
(d)
References in the singular include references in the plural and vice versa, pronouns having masculine or feminine gender will be deemed to include the other, and words denoting natural persons include partnerships, firms, companies, corporations, limited liability companies, joint ventures, trusts, associations, organizations or other entities (whether or not having a separate legal personality). Other grammatical forms of defined words or phrases have corresponding meanings.
(e)
Words not otherwise defined herein that have well known and generally accepted technical or trade meanings are used herein in accordance with such recognized meanings.
(f)
Any reference in this Agreement to any natural person, governmental authority, corporation, limited liability company, partnership or other legal entity includes its permitted successors and assigns or to any natural person, governmental authority, corporation, limited liability company, partnership or other legal entity succeeding to its functions.
(g)
All references to dollars or “$” are to United States dollars.
(h)
When an action is required to be completed on a “Business Day”, such action must be completed on any day that is not a Saturday, Sunday, or other day on which national banks in New York, New York, are authorized or required by law to remain closed.
(i)
All references in the General Terms and Conditions to (i) “Contract” shall be deemed to refer to this Agreement and the General Terms and Conditions, (ii) “Supplier” shall be deemed to refer to Supplier and (iii) “Buyer” shall be deemed to refer to Purchaser.

[Signature Page to Follow]

IN WITNESS WHEREOF, each of the undersigned, intending to be legally bound, hereby executes this Agreement as of the Effective Date.

Lithium Nevada ~~Corp.~~LLC

By:
Name:
Title:

Purchaser:

By:
Name:
Title:

[Signature Page to the Designated Purchaser Agreement]

Annex A

Specifications

[***]

Exhibit A

General Terms and Conditions

[See attached]

GENERAL TERMS AND CONDITIONS

1. Shipping; Packaging

Supplier will comply, in all respects, with the shipping and packaging requirements agreed to by Buyer and Supplier and as incorporated in this Contract by reference. Supplier will (a) properly pack and mark Product in accordance with the laws and regulations of the country of manufacture, including, without limitation, laws and regulations governing the handling and transportation of dangerous goods or hazardous materials; (b) provide with each shipment packing slips with Buyer’s Contract and/or release number and date of first loading marked thereon; (c) promptly forward the original bill of lading or other shipping documents for each shipment in accordance with Buyer’s instructions; and (d) include on bills of lading or other shipping documents the correct classification of the goods. The marks on each package and identification of the goods on packing slips, bills of lading and invoices (when required) must be sufficient to enable Buyer to easily identify the goods purchased.

2. Transfer of Title

Supplier shall ship the Product FCA Thacker Pass (Incoterms 2020) or FCA an alternate location (an “Alternate Location”) provided in a writing sent from GM to Buyer (in the event Buyer is a Party other than GM) with a copy to Supplier. Title to and risk of loss of the Product shall transfer to Buyer at the time of first loading onto Buyer’s transport of the Product by Supplier at Thacker Pass or the Alternate Location. All risk for loss of Product after such first loading of the Product by Supplier at Thacker Pass or the Alternate Location shall pass to Buyer and shall not be borne by Supplier.

3. Protection Against Labor Disruptions

Supplier will use its best efforts to ensure the uninterrupted supply of Product to Buyer notwithstanding any existence of a labor disruption.

4. Subcontracting

None of the Parties will subcontract in whole or in part any of its obligations under this Contract without the prior written consent of the other Party. Any such consent will not release the applicable Party from, or limit, any of such Party’s obligations under this Contract. For clarity, it is understood and agreed that the operation of the Thacker Pass Project, including the loading of finished goods, may entail the use of subcontractors and such use shall not be in breach of this clause.

5. Product Warranty; Warranty of Performance

Supplier warrants and guarantees that the goods sold under this Contract shall be merchantable, conform with all Specifications, and are free and clear of all liens other than those that may arise by operation of law, that the goods will be released in connection with the Certificate of Analysis (“COA”) that Supplier will provide with all deliveries of goods to Buyer, and will comply with applicable laws (the “Warranty”). The Warranty (other than being merchantable and free and clear of all liens other than those that may arise by operation of law) does not extend to Off Spec Product that is retained by Buyer. The duration of the Warranty will begin on the date the title and risk of loss for such goods passes to Buyer in accordance with Section 2 of this Contract (the “Title Transfer Date”) and end on the earlier of (the “Warranty End Date”): (a) [***] from the Title Transfer Date; or (b) upon incorporation of such goods into another product of Buyer to the extent such incorporation alters the goods so as to make the analysis required to validate the COA unachievable. Other than in the event of Supplier’s gross negligence or willful, wanton, or reckless misconduct, after the Warranty End Date, Supplier shall not be required to accept any claim with respect to the Warranty. Buyer agrees that to the extent practicable it shall notify Supplier within fifteen (15) Business Days of becoming aware that a Warranty Claim may be alleged by Buyer. Except as expressly set forth in this Contract, the Warranty is irrevocable by Supplier, and Supplier may not limit or disclaim the Warranty.

In the event Buyer provides written notification to Supplier (the “Specification Notice”) of variation of Product from the Specifications, with such notice to be delivered within the later of: (a) 180 days of title passing from Supplier to Buyer as provided in Section 2; or (b) if the Product was stored unused at a facility reasonably acceptable to Supplier, within 45 days of the date the Product is removed from such storage, but in any event not later than the Warranty End Date (the “Cut Off Date”), Buyer shall not be obligated to purchase and take delivery of the relevant shipment; provided, however, Supplier and Buyer will consult each other and shall negotiate in good faith (for a period of five (5) Business Days after the date of delivery of the Specification Notice) whether Buyer will accept the Product with appropriate price reductions (the “Off Spec Product”) or whether Buyer shall return the Off Spec Product to Supplier at Thacker Pass (or the Alternate Location if loaded at the Alternate Location), such return to be at the cost and expense of Supplier. If such negotiations do not culminate in agreement after the end of such period of five (5) Business Days after the date of delivery of the Specification Notice, Buyer shall immediately return the Off Spec Product to Supplier, such return to be at the cost and expense of Supplier. In all cases, Buyer and Supplier will work together in good faith to minimize return shipping costs. In the event Buyer provides Supplier with a Specification Notice after Buyer has paid for the Product, and such Product is returned to Supplier in accordance with this Section 5, Buyer shall receive either a refund of the amount paid for the Product or a credit from Supplier in the amount that was paid for the Product, provided, however, that if Supplier has replacement Product available, Buyer may elect to receive replacement Product instead of the refund or credit.

Product to be delivered hereunder (with the exception of Off Spec Product that is accepted by Buyer) shall not: (i) contain extraneous materials; (ii) contain elements or substances at levels or in concentrations dangerous or harmful to health, safety, the environment or generally considered in the lithium industry to be deleterious or harmful or (iii) exhibit physical properties or characteristics which differ from industry standards for comparable products in the marketplace to a degree or in a manner which results in Buyer having to incur increased costs of transporting, storing or handling the Product (collectively, the “Prohibited Characteristics”). For greater certainty, the presence in Product of any element or compound in quantities within the ranges specified in the Product Specifications shall not constitute a Prohibited Characteristic. Both Parties understand the hazards and handling of the Product and will follow industry and local governmental practices and standards for handling.

6. Ingredients Disclosure; Special Warnings and Instructions

At least ten (10) Business Days prior to, as well as in connection with, the shipment of the Product from Thacker Pass or the Alternate Location, as the case may be, Supplier agrees to furnish to Buyer written warning and notice (including, without limitation, appropriate labels on the goods, containers and packing) of any dangerous goods or hazardous material that forms part of any shipment of Products, together with such special handling instructions as may be necessary to advise carriers, Buyer, and their respective employees of how to exercise that measure of care and precaution that will comply with any applicable laws or regulations and best prevent bodily injury or property damage in the handling, transportation, processing, use or disposal of the Products, containers and packing shipped to Buyer from Thacker Pass or the Alternate Location.

7. Payment

Promptly after each shipment of goods from Thacker Pass or the Alternate Location, as the case may be, Supplier will issue a single invoice for the shipped Products. Each invoice must comply with applicable law, if any, and include the following information: (a) amount due (in the currency specified in this Contract); (b) Contract number; (c) if applicable, purchase order number; (d) if applicable, the intra-EU VAT number; and (e) net weight of the goods.

Buyer will pay for the Product in accordance with the payment terms and in the currency specified elsewhere in this Contract. Payments may be made electronically (including, without limitation, by bank transfer or recorded bill of exchange, where applicable).

8. Customs; Origin

Credits or benefits resulting or arising from this Contract, including trade credits, export credits or the refund of duties, taxes or fees, will belong to Buyer to the extent Buyer pays such duties, taxes or fees directly or those duties, taxes, or fees are passed along to Buyer in the contract price. To the extent Supplier pays and does not pass along to Buyer such duties, taxes or fees, any applicable credits or refunds will belong to Supplier. Supplier will timely and accurately provide all information necessary (including written documentation and electronic transaction records) to permit Buyer to receive such benefits or credits, if Buyer pays such duties, taxes or fees either directly or indirectly, as well as to fulfill its import and, where required by this Contract, export customs related obligations, origin marking or labeling requirements and local content origin requirements, if any. Supplier will undertake such arrangements as necessary for the goods to be covered by any duty deferral or free trade zone program(s) of the country of import. Supplier will ensure compliance with the recommendations or requirements of all applicable Authorized Economic Operator (AEO), governmental security/anti-terrorism and enhanced border release programs (including, without limitation, the United States Bureau of Customs and Border Protection's Customs-Trade Partnership Against Terrorism (C-TPAT)). At the request of Buyer or the appropriate Customs Authority, Supplier will certify in writing its compliance with the foregoing.

9. Transactional Tax

Unless otherwise provided in this Contract, the prices set forth in this Contract will be exclusive of all transactional taxes, including any sales, use, excise, services, value added tax, goods and services tax, or similar tax, and these taxes should be separately identified by Supplier in Supplier’s invoice, even if the tax rate is zero. Buyer will not be responsible for any transactional taxes charged by the Supplier that are not identified in this manner. Supplier shall separately state all charges for transactional taxes on its invoices (or other such documents). Additionally, Supplier shall provide Buyer with invoices in line with the applicable tax laws in its country to enable the Buyer to reclaim the transactional taxes and Supplier will provide such documentation no later than when the payment to which the invoice relates is due from Buyer. Supplier will be responsible for remitting the transactional tax to the applicable taxing authority except for those states or jurisdictions where Buyer has provided Supplier with an appropriate exemption certificate. Supplier will use reasonable efforts to apply for such exemptions where applicable. Supplier will not charge Buyer for any transactional taxes charged by a subcontracting supplier if such tax is recoverable by Supplier, or if not recoverable, it would have been, had the transaction been structured through other entities (either the Supplier's or the Buyer's affiliated companies). If transactional taxes are not recoverable by Supplier, Supplier agrees to provide detailed billing, customs or other documents as requested, which set out the transactional taxes paid or payable to any of the Buyer's subcontracting supplier or to a taxing authority.

10. Intellectual Property Indemnification

The LAC Parties will investigate, defend, hold harmless and indemnify Buyer, its successors, its affiliates (collectively “Buyer Group”) and its dealers and customers against any actual or alleged claims of infringement or other assertions of proprietary rights violations (including patent, trademark, copyright, industrial design right, or other proprietary right, misuse, or misappropriation of trade secret) and resulting damages and expenses (including attorney’s and other professional fees) arising in any way in relation to the Products (collectively “IP claims”). Supplier expressly waives any claim against Buyer Group that any such IP claims arose out of compliance with Buyer Group’s or its dealers’ or customers’ specification or direction.

11. Remedies; Indemnity

It is understood and agreed that for the purposes of this Section 11 (Remedies; Indemnity), Section 12 (Force Majeure), Section 15 (Confidentiality), Section 16 (Compliance with Laws), Section 17 (Termination For Cause) and Section 18 (Governing Law and Jurisdiction), LAC Parent and Supplier act as one Party. The rights and remedies reserved to each Party in this Contract are cumulative with, and additional to, all other rights and remedies of each Party under applicable law or in equity.

Notwithstanding anything else to the contrary in this Contract, and save in respect of: (i) liability for fraud, death or personal injury caused by gross negligence or willful misconduct; or (ii) liability for infringement or other proprietary rights violations (including patent, trademark, copyright, industrial design right, or other proprietary right, misuse, or misappropriation of trade secret) arising in any way in relation to the Product, neither Party shall in any circumstances be liable to the other Party as a result of its performance of, or failure to perform, this Contract or any provision in this Contract, whether in contract, tort or breach of statutory duty or howsoever arising for (a) any loss of profit, anticipated profit or revenue (with respect to the foregoing, save and except for failures by Buyer to make payments for Product as anticipated by this Contract, the losses for which are specifically not excluded and are included), any loss of savings or anticipated savings, any loss of production, any loss of use, any loss of contract or business opportunity, any loss of or damage to goodwill or any business interruption, whether of a direct or indirect nature, (b) any special, indirect and/or consequential losses, or (c) punitive, exemplary or special damages.

Each Party (a “First Party”) will indemnify, defend and hold harmless the other Party against any liability, claim, demand and expense (including, without limitation, legal and other professional fees) arising from or relating to any failure of the First Party to fully perform any of its obligations under this Contract.

12. Force Majeure

Any delay or failure of either Party to perform its obligations under this Contract will be excused to the extent that Supplier is unable to produce, sell or deliver, or Buyer is unable to accept delivery, buy or use, the goods or services covered by this Contract, directly as the result of an event or occurrence beyond the reasonable control of such Party, without such Party’s fault or negligence (a “force majeure event”), including, if applicable, actions by any governmental authority (whether valid or invalid), fires, floods, windstorms, explosions, riots, natural disasters, wars and sabotage; provided that written notice of such force majeure event (including the anticipated duration of the delay) must be given by the affected Party to the other Party as soon as possible (but in no event more than 20 days after the force majeure event occurs).

During any force majeure event affecting Supplier’s performance, Buyer may, at its sole option: (i) purchase Product from other sources, without liability to Supplier; and/or (ii) reduce the volumes set forth in any forecast by the amount of Product purchased from such other sources.

The affected Party will use all diligent efforts to ensure that the effects of any force majeure event are minimized and, as promptly as possible, resume full performance under this Contract. If the delay lasts more than twelve (12) months from notice of the force majeure event being given, either Party may immediately terminate this Contract without liability to either Party.

13. Insurance

Supplier will maintain insurance coverage as would a prudent mine operator in the State of Nevada. Supplier shall insure its interest in the Product for full value for damage or loss arising until title and risk pass to the Buyer as provided in Section 2 with an insurance company rated ‘A-’ or higher by AM Best.

14. Technical Information

Buyer does not expect to receive any confidential technical or other information (the “Non-Contract Information”) from the LAC Parties, and Buyer will not be subject to confidentiality or nondisclosure obligations with respect to any such information (including under Section 15 hereof) unless the LAC Parties and Buyer have agreed to confidentiality and nondisclosure obligations in a writing signed by their respective authorized representatives that expressly applies to such Non-Contract Information (a “Standalone CA”). The LAC Parties agrees not to assert any claim (other than for breach of a Standalone CA) with respect to any Non-Contract Information that the LAC Parties has disclosed or may hereafter disclose to Buyer or its affiliates and subsidiaries.

15. Confidentiality; No Advertising

The Parties agree that the contents of this Contract are confidential and not intended for use or dissemination by either Party without the express written consent of the other Party. For the purposes of this Section 15 a Party making disclosure together with its affiliates and representatives is a “Disclosing Party” and the non-Disclosing Party is an “Affected Party”.

A Disclosing Party may disclose the existence and terms of this Contract (the “Disclosure Exceptions”): (i) to the extent required by law (including the rules of any applicable stock exchange), or by any governmental agency or required or requested to be disclosed pursuant to legal process (including discovery requests) or in connection with any bankruptcy, insolvency, or similar proceeding involving either of the Parties, provided that the Disclosing Party shall (A) immediately upon receiving notice that it is required to make a disclosure under law or stock exchange rules, give the Affected Party prior written notice and an opportunity of not less than 48 hours for the Affected Party to review and comment on the requisite disclosure before it is made, including an opportunity for the Affected Party to prevent such disclosure, (B) use its best efforts to incorporate the Affected Party’s comments or limit such disclosure, by seeking confidential treatment or otherwise, and (C) promptly provide the Affected Party with notice of any requirement to provide any such information, regardless of when such disclosure shall be made; (ii) to the extent necessary to enforce this Contract including, without limitation, for the purposes of dispute resolution as set forth in Section 18; (iii) to any designated purchaser, employee, officer, director, agent, affiliate, representative, lawyer, investor, broker, potential transferee, financier, partner, member, shareholder or actual or potential financing source of the Disclosing Party or that Disclosing Party’s affiliates (but not its representatives) provided that any such person or entity must be, prior to the disclosure, subject to confidentiality obligations that are the same as or more restrictive than the confidentiality obligations in this Contract and that the Disclosing Party disclosing such information to them will be responsible for any breach thereof; and (iv) to the extent such information is or becomes generally available to the public other than as a result of a disclosure by the Disclosing Party in violation of this Contract.

Unless required by applicable law or pursuant to any rules or regulations of any applicable securities exchange, neither Party will in any manner, without first obtaining the other Party’s consent, which consent will not be unreasonably withheld or delayed: (i) advertise or publish the fact that Supplier has contracted to furnish Buyer the Product; (ii) use the other Party’s trademarks, trade names or confidential information in such Party’s advertising or promotional materials; or (iii) use the other Party’s trademarks, trade names or confidential information in any form of electronic communication such as web sites (internal or external), blogs or other types of postings, except as may be required to perform hereunder or as required by law. Any announcement made by the Parties in relation to the execution of this Contract will be agreed in advance by the Parties.

16. Compliance with Laws

Supplier, and any goods or services supplied by Supplier, and Buyer, in connection with its obligations under this Contract, will comply with all applicable laws, rules, regulations, orders, conventions, ordinances or standards of the country(ies) of destination or that relate to the manufacture, labeling, transportation, importation, exportation, licensing, approval or certification of the Product, including, without limitation, those relating to environmental matters, the handling and transportation of dangerous goods or hazardous materials, data protection and privacy, wages, hours and conditions of employment, subcontractor selection, discrimination, occupational health/safety and motor vehicle safety. Supplier, in all respects, and Buyer, in connection with its obligations under this Contract, further represent that neither they nor any of their subcontractors, vendors, agents or other associated third parties will utilize child, slave, prisoner or any other form of forced or involuntary labor, or engage in abusive employment or corrupt business practices, in the supply of Product under this Contract. Supplier, in all respects, and Buyer, in connection with its obligations under this Contract, agree to comply with all applicable anti-corruption laws, including, without limitation, the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act, and that neither they nor any of their subcontractors, vendors, agents or other associated third parties will engage in any form of commercial bribery, nor directly or indirectly provide or offer to provide, anything of value to or for the benefit of, any official or employee of a governmental authority or of any government-owned, government-controlled or government-affiliated entity to obtain or retain any contract, business opportunity or other business benefit, or to influence any act or decision of that person in his/her official capacity. At Buyer’s request, Supplier will certify in writing its compliance with the foregoing.

17. Termination for Cause

Upon the occurrence of any of the following “Events of Default” by a Party, the non-defaulting Party may elect to terminate this Contract, in whole or in part, by notice of termination to the defaulting Party and the expiration of any applicable cure period provided below: (a) Either Party repudiates or materially breaches its obligations, or refuses to materially perform its obligations, under this Contract, and if such breach is capable of being cured within twenty (20) Business Days, such breach is not cured by the breaching Party within twenty (20) Business Days of written notice of the occurrence of an Event of Default being provided by the other Party; or (b) Any secured or lien creditor commences a foreclosure action of its liens, security interests and/or mortgages in or against a material portion of a Party’s assets or a Party: (A) commences, or has commenced against it, any case, proceeding or other action under Title 11 of the United States Code or any other liquidation, bankruptcy, conservatorship, moratorium, receivership, insolvency, rearrangement, reorganization or similar debtor relief laws of the United States or any other applicable jurisdictions in effect from time to time, seeking (i) to have an order for relief entered with respect to it, (ii) to adjudicate it as bankrupt or insolvent, (iii) to commence or implement any plan of reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts or (iv) the appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets; or (B) makes a general assignment for the benefit of its creditors (collectively, an “Insolvency Event”).

18. Governing Law and Jurisdiction

This Contract shall be governed by the laws of the State of New York, excluding the provisions of the United Nations Convention on Contracts for the International Sale of Goods (CISG), and without regard to its conflict of laws principles. Any action, dispute or proceeding seeking to enforce any provision of, or based on any right arising solely out of, this Contract (collectively, “Disputes”) shall be first handled pursuant to the following escalation process. Any Party may submit its position on any Dispute in writing to the other Party and such other Party shall, within five (5) Business Days thereafter, submit its position on the Dispute in writing to the first Party.

As promptly as practicable, but no later than five (5) Business Days thereafter, the Parties shall enter into good faith negotiations to attempt to resolve the Dispute. If those negotiations do not resolve the Dispute within fifteen (15) Business Days after the first Party’s submission, then either Party may require that the Dispute be submitted, in writing to [_____] of Buyer and Jonathan Evans of Supplier (or, in each case, their functional successors), who shall negotiate in good faith and use their reasonable best efforts to expeditiously resolve the Dispute for a period of fifteen (15) Business Days after that submission, unless [_____] of Buyer and Jonathan Evans of Supplier (or in each case their functional successors) mutually agree to extend such period of negotiation. Any agreement pertaining to a Dispute shall be reduced to writing, be signed by the Parties and be final and binding upon the Parties. All negotiations pursuant to this Section 18 shall be confidential, and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence. In the event that a Dispute has not been resolved after the use of the escalation procedures set forth above, then either Party may initiate the arbitration process. The Dispute shall be submitted to and settled by binding arbitration in New York, New York in accordance with the Administered Arbitration Rules of the International Institute for Conflict Prevention & Resolution, and such arbitration shall be in English. For disputes that involve alleged losses that do not exceed $25 million, the Parties shall mutually agree on a single arbitrator within a period of five (5) Business Days of receipt of notice that the other Party has referred a Dispute to arbitration, and if the Parties cannot agree upon the single arbitrator within such period of five (5) Business Days, the single arbitrator shall be appointed as promptly as practicable by the International Institute for Conflict Prevention & Resolution. For disputes that involve alleged losses that exceed $25 million, each Party shall, within five (5) Business Days of receipt of notice that the other Party has referred a Dispute to arbitration, appoint one nominating arbitrator and such nominating arbitrators shall together select within five (5) Business Days a neutral arbitrator who will conduct the arbitration. If such nominating arbitrators are not able to select a neutral arbitrator, the neutral arbitrator shall be appointed as promptly as practicable by the International Institute for Conflict Prevention & Resolution. The costs of the arbitrator shall be in the cause. The single arbitrator or the one neutral arbitrator shall make a decision within sixty (60) days of the arbitrator’s appointment. The arbitrator shall not be empowered to award punitive or exemplary damages. The award rendered by the arbitrator shall be final and binding upon the Parties, and the judgement on the award rendered may be entered in any court having jurisdiction thereof. All Disputes shall be settled in this manner in lieu of an action at law or equity; provided, however, that nothing in this Section 18 shall be construed as precluding the bringing of an action for temporary or preliminary injunctive relief or other equitable relief. Each Party hereby irrevocably and unconditionally (i) waives any objection to the laying of venue of any such action, suit or proceeding in any such court, (ii) agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum and (iii) agrees that service of any court paper may be effected on such Party in any manner as may be provided under applicable laws or court rules of the State of New York.

Exhibit C

Phase One Product Specifications

[***]

Exhibit D

GM’s Supplier Code of Conduct, GM’s Human Rights Policy and GM’s Responsible

Minerals Sourcing Policy

[See attached]

SUPPLIER CODE OF CONDUCT

This Supplier Code of Conduct (“Code”) articulates General Motors Company’s (“GM”) expectations of the conduct of suppliers and business partners doing business with GM (“suppliers”). This Code is based on our corporate values for responsible and sustainable products and operations and aligns with the ten principles of the United Nations Global Compact, of which, GM is a signatory. Suppliers are expected to understand and act consistent with GM’s approach to integrity, responsible sourcing, and supply chain management. GM expects suppliers will cascade similar expectations through their own supply chains.

GM endeavors to do business with suppliers that meet our standards and behave consistently with, and positively reflect, GM’s values throughout the supply chain. GM expects that suppliers will satisfy contractual requirements, comply with laws, regulations, and GM policies and act consistently with the principles and values of our GM Code of Conduct, Winning with Integrity, and this Code.

HUMAN RIGHTS

GM expects all suppliers to have processes in place to prevent, mitigate, and take effective measures to remediate adverse human rights impacts. Suppliers are expected and required to adhere to and cascade GM’s Human Rights Policy or equivalent expectations throughout their supply chain.

The United Nations Guiding Principles on Business and Human Rights serve as a guiding framework for GM’s work related to human rights. GM is also committed, and expects suppliers to commit, to the OECD Guidelines for Multinational Enterprises; the International Labor Organization’s (ILO) Declaration on Fundamental Principles and Rights at Work; the International Bill of Human Rights; the Universal Declaration of Human Rights; and the International Covenant on Economic, Social and Cultural Rights. Suppliers are expected to comply with these internationally recognized standards.

Freely Chosen Employment

Suppliers and their employment agencies will not use slave, forced prisoner, bonded, indentured, or any other form of forced or involuntary labor. Suppliers will also not engage, directly or indirectly, in human trafficking. Suppliers will provide all workers with a written employment agreement or notification that contains a description of terms and conditions of employment as part of the hiring process, and foreign migrant workers will receive the employment agreement prior to the worker departing from their country of origin with no substitution or change(s) upon arrival in the receiving country except as required to meet local law. Employees must be free to terminate their employment without penalty.

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Freedom of Movement

Suppliers and their employment agencies will not impose restrictions on entering or exiting company-provided facilities including, if applicable, workers’ dormitories or living quarters, except when lawful and necessary for safety or security purposes. Suppliers will refrain from restricting workers’ movement through the retention of bank payment cards or similar arrangements for accessing wages. Suppliers will also refrain from requiring workers to use company-provided accommodation. Suppliers and their employment agencies, will not destroy, withhold, or conceal identity or immigration documents, such as government-issued identification, passports, or work permits.

Child Labor

Suppliers and their employment agencies will not use child labor. GM has a zero-tolerance policy regarding the use of child labor. Suppliers will implement an appropriate mechanism to verify that the age of workers and workers recruited comply with the ILO Minimum Age Convention (No. 138) and will provide substantiation of this verification upon request. If child labor is discovered in its supply chain, suppliers will cease employment of the child/children and take reasonable measures to enroll the child/children in a remediation/education program. Suppliers will not use workers under the age of 18 (“young workers”) to perform work that is likely to jeopardize their health or safety. If young workers are found to be involved in work that is likely to jeopardize their health or safety, suppliers will take reasonable measures to immediately remove the young workers from the situation and provide alternative work that is age appropriate.

Working Hours

Suppliers will comply with local laws and collective bargaining agreements (where applicable) regarding working hours. Working hours must not exceed the maximum set by local law.

Wages and Benefits

Suppliers and their employment agencies will pay wages and provide benefits and compensation to workers that comply with all applicable wage laws and regulations, including those relating to minimum wages, overtime hours, medical leave, and legally mandated benefits, and in line with Article 7 of the International Covenant on Economic, Social and Cultural Rights. Suppliers will refrain from making any deductions from wages as a disciplinary measure or imposing any financial burdens on workers related to recruitment costs. For each pay period, suppliers will provide workers with a timely and understandable written wage statement that includes sufficient information to verify accurate compensation for work performed. Workers shall receive equal pay for equal work, including paying a fair wage that meets or exceeds legal minimum standards. All use of temporary, dispatch and outsourced labor shall be within the limits of the local law. In the absence of local law, the wage rate for student workers, interns, and apprentices should be at least a substantially similar wage rate as other entry-level workers performing equal or similar tasks. Workers must be paid directly, in a timely fashion, and in recognized currency. Suppliers will keep records of worker hours and wage documentation in accordance with local law.

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Humane Treatment

Suppliers will not engage in harsh or inhumane treatment including violence, gender-based violence, sexual harassment, sexual abuse, corporal punishment, mental or physical coercion, bullying, public shaming, or verbal abuse of workers; nor is there to be the threat of any such treatment. Suppliers will have disciplinary policies and procedures in place for any violations of these requirements that are clearly defined and communicated to workers.

Recruitment Practices

Suppliers will not require workers to pay suppliers’ agents’ or sub-agents’ recruitment fees or other related fees for their employment. Suppliers will provide full reimbursement to job seekers and workers if they have been required to pay any such fees or related costs. If necessary for a supplier to use a labor broker, the supplier will only use brokers that employ ethical recruitment practices, comply with applicable laws, and do not withhold identity documents.

Non-Discrimination/Non-Harassment

Suppliers will be committed to a workplace free of harassment and unlawful discrimination. Suppliers will not engage in discrimination, harassment, intimidation, violence, or other adverse actions to employees based on race, color, age, gender, sexual orientation, gender identity and expression, ethnicity or national origin, disability, pregnancy, religion, political affiliation, union membership, covered veteran status, protected genetic information, marital status or any other basis prohibited by law including in hiring and employment practices such as wages, promotions, rewards, and access to training.

Freedom of Association

Suppliers will comply with and respect all applicable laws and ILO core conventions related to the rights of workers to form and join trade unions of their own choosing, to bargain collectively, to engage in peaceful assembly, as well as respect the right of workers to refrain from such activities. Suppliers will avoid any form of threats, intimidation, physical or legal attacks against stakeholders, including union members and union representatives, exercising their legal rights to freedom of expression, association, and peaceful assembly.

Vulnerable Groups

Suppliers will commit to protect the rights of vulnerable groups within their businesses and supply chains, particularly the rights of women, indigenous peoples, children, and migrant workers. Suppliers will develop and implement internal measures to provide equal pay and opportunities throughout all levels of employment. Suppliers will also implement measures to address health and safety concerns that are particularly prevalent among women workers, including, but not limited to, preventing sexual harassment, offering physical security, and providing reasonable accommodation for nursing mothers.

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Human Rights Defenders

Human rights defenders are individuals or groups who act to promote and protect human rights and fundamental freedoms through peaceful means. Suppliers will commit to neither tolerate nor contribute to threats, intimidation, or attacks against human rights defenders in relation to their operations to create safe and enabling environments for civic engagement and human rights at local, national, or international levels.

Diversity, Equity, and Inclusion

GM encourages suppliers to develop and promote inclusive cultures where diversity is valued and celebrated and everyone is able to contribute fully and reach their full potential. Suppliers should encourage diversity in all levels of their workforce and leadership, including boards of directors.

HEALTH & SAFETY

Suppliers will provide clean, healthy, and safe working environments for their personnel that meet or exceed legal standards. Suppliers will have safety procedures for their employees and tracking tools that drive to a goal of zero workplace safety incidents. Supplier employees will have the right to refuse work and report any conditions that do not meet these criteria. Suppliers will also properly manage the health and safety of contractors performing work on supplier’s premises.

Occupational Safety

Suppliers will identify, assess, and mitigate worker potential for exposure to all health and safety hazards including eliminating the hazard, substituting processes or materials, controlling through proper design, implementing engineering and administrative controls, preventative maintenance, and safe work procedures (including lockout/tagout). Suppliers will provide ongoing occupational health and safety training, including prior to the beginning of work. Health and safety related information shall be clearly posted in the facility or placed in a location identifiable and accessible by workers. Where hazards cannot be adequately controlled by these means, suppliers will provide workers with appropriate, well-maintained, personal protective equipment (PPE) and associated training on how and when it needs to be applied. Suppliers will also provide communication and training to their workforce regarding the risks to them associated with these hazards.

Emergency Preparedness

Suppliers will work to actively identify and assess potential emergency situations and events and minimize their impact by implementing emergency plans and response procedures including emergency reporting, employee notification and evacuation procedures, worker training, and drills. Suppliers will execute emergency drills at least annually or as required by local law. Emergency plans should include appropriate fire detection and suppression equipment, clear and unobstructed egress, adequate exit facilities, contact information for emergency responders, and recovery plans.

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Physically Demanding Work

Suppliers will identify, evaluate, and control worker exposure to the hazards of physically demanding tasks, including manual material handling and heavy or repetitive lifting, prolonged standing, and highly repetitive or forceful assembly tasks.

Machine Safeguarding

Suppliers will evaluate production and other machinery for safety hazards. Physical guards, safeguarding devices, and barriers must be provided and properly maintained where machinery presents an injury hazard to workers.

Sanitation, Food, and Housing

Suppliers will take reasonable measures to provide workers with ready access to clean toilet facilities, potable water, and sanitary eating facilities. Any worker dormitories or living quarters provided by suppliers should also be maintained to be clean and safe, and provided with appropriate emergency egress, hot water for bathing and showering, adequate lighting and heat and ventilation, and individually secured accommodations for storing personal and valuable items.

Occupational Injury and Illness

Suppliers will have procedures and systems to prevent, investigate, root cause, manage, track, and report occupational injury and illness, including provisions to encourage worker reporting, classify and record injury and illness cases, provide necessary medical treatment, investigate cases, and implement corrective actions to eliminate their causes, and facilitate the return of workers to work.

Product Safety

Suppliers and contractors will promptly communicate any safety concern related to GM vehicles. “Speak Up for Safety” is a program that suppliers and contractors working on behalf of GM can use to report vehicle safety concerns and make suggestions to improve safety. Safety concerns or suggestions can be made at any time through the GM Awareline.

ENVIRONMENT

Responsible Stewardship

Suppliers will continually strive to protect the communities and environment that surround them. Suppliers will also continually strive to conserve natural resources including water, fossil fuels, minerals, and virgin forest products by practices such as modifying production, maintenance and facility processes, materials substitution, re-use, conservation, recycling, or other means. Suppliers should promote circularity and closed loop systems by supporting the use of sustainable, renewable natural resources while reducing emissions, pollution, and waste.

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Environmental Permits and Reporting

Suppliers will follow applicable local, national, and international environmental laws. Suppliers will obtain and keep current all required environmental permits, approvals, and registrations, follow their operational and reporting requirements, and will provide said documentation to GM upon request. GM encourages all suppliers to be bold and go beyond compliance obligations to integrate additional environmentally sustainable practices throughout the company.

Pollution Prevention

Suppliers will minimize or eliminate emissions and discharges of pollutants and generation of waste at the source or by practices such as adding pollution control equipment, modifying production, maintenance, and facility processes, or by other means. Suppliers will routinely monitor and disclose, appropriately control, minimize, and strive to eliminate contributing to pollution, as required by and in accordance with applicable law. Suppliers should assess cumulative impacts of pollution sources at their facilities.

Greenhouse Gas Emissions

Suppliers will continually strive to reduce greenhouse gas emissions. Suppliers will track Scope 1, 2, and 3 greenhouse gas emissions. Upon request, suppliers will share Scope 1, 2, and 3 greenhouse gas emissions data with GM, and/or publish that data through GM’s preferred third-party. Suppliers shall establish time-bound emission reduction goals and shall strive to obtain approved science-based targets that are at a minimum aligned with GM’s Supplier Sustainability Partnership Pledge.

Other Air Emissions

Suppliers will follow applicable local, national, and international air pollution control laws. Suppliers will characterize, routinely monitor, control, and treat emissions of air pollutants as required by law. Ozone depleting substances must be effectively managed in accordance with the Montreal Protocol and applicable regulations. Suppliers will conduct routine monitoring of the performance of their air emission control systems. Hazardous air emissions shall be characterized, monitored, and controlled as required by permits and local, national, or international regulation. Suppliers will monitor performance of air emission control systems for effectiveness.

Hazardous Substances

Suppliers will identify, label, store, and manage chemicals, waste, and other materials posing a hazard to human health or the environment and will use safe handling, movement, storage, use, recycling or reuse, and disposal in compliance with GM requirements and international, national, and local laws. Suppliers will look for ways to reduce the use of hazardous materials and substances of concern within products and their manufacturing processes.

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Materials Restrictions

Suppliers will adhere to all applicable laws, regulations and GM requirements regarding restrictions and prohibitions of specific substances in products and manufacturing including labeling and disposal. If requested, suppliers will provide information or reports of the composition of all substances or materials supplied to GM.

Solid Waste

Suppliers will implement a systematic approach to identify, manage, reduce, and responsibly dispose of or recycle solid waste (non-hazardous).

Water Management

Suppliers will implement a water management program that documents, characterizes, and monitors water sources, use, and discharge; seeks opportunities to conserve water; and controls channels of contamination. Wastewater must be characterized, monitored, controlled, and treated as required prior to discharge or disposal. Suppliers will conduct routine monitoring of their wastewater treatment and containment systems for optimal performance and to meet regulatory compliance. Suppliers should effectively reuse and recycle water. Supplier should prevent unpermitted discharges and mitigate the potential impacts of such discharges and from flooding caused by rainwater run-off.

Animal Welfare

Suppliers will respect the welfare of animals and provide humane treatment in line with the five animal freedoms formalized by the World Organization for Animal Health (OIE) concerning animal welfare which include: freedom from hunger, thirst and malnutrition; freedom from fear and distress; freedom from physical and thermal discomfort;freedom from pain, injury and disease; and freedom to express normal patterns of behavior. No animal should be raised and killed for the single purpose of being used in automotive products.

GM does not conduct or commission the use of animals in tests for research purposes or in the development of our vehicles, either directly or indirectly. Suppliers will not supply any raw materials, components, parts or assemblies to GM that involved testing on animals in its research or development.

Continuous Improvement

Suppliers will take measures to increase innovation and efficiency throughout their companies and reduce their carbon footprint, energy use, water use, material use, wastes, and other emissions. Suppliers should have a sustainable procurement policy in place to communicate sustainability expectations through the supply chain. Suppliers will set sustainability goals, accurately track results, and report on progress.

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RESPONSIBLE SOURCING

Due Diligence

Suppliers will implement a policy committing to the responsible sourcing of all minerals and materials in line with GM’s Conflict Minerals Policy and Responsible Minerals Sourcing Policy. These policies require conducting due diligence in accordance with the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, including its current supplements on tin, tantalum, tungsten and gold (3TG). Suppliers will disclose to GM, as necessary, updated smelter/refiner information for any 3TG mineral used in the production of its parts, materials, components, and products. Suppliers will also engage with sub-tier suppliers to conduct due diligence by providing reporting templates or other information upon request.

Land Rights

Suppliers will respect the communities in which they are based and serve. Suppliers will respect the land rights of individuals, indigenous people, and local communities in accordance with local laws, the ILO Indigenous and Tribal Peoples Convention (No. 169), and the United Nations Declaration on the Rights of Indigenous People. Suppliers will respect the rights of local communities to decent living conditions, education, employment, social activities, and the right to Free, Prior, and Informed Consent (FPIC) to developments that affect them and the lands on which they live, with particular consideration for the presence of vulnerable groups. Suppliers should also protect ecosystems, especially key biodiversity areas, impacted by their operations, and avoid illegal deforestation in accordance with international biodiversity regulations, including the IUCN Resolutions and Recommendations on biodiversity. Suppliers should routinely monitor and control their impact on soil quality to prevent soil erosion, nutrient degradation, subsidence, and contamination. Suppliers should routinely monitor and control the levels of industrial noise to avoid noise pollution.

BUSINESS INTEGRITY

Anti-Corruption/Anti-Bribery

Suppliers will not tolerate corruption, bribery, money laundering, embezzlement, extortion, or fraud in any form. This includes giving or receiving anything of value, including money, gifts, or unlawful incentives to improperly influence negotiations or any other dealings with governments and government officials, customers, or any other third parties. Suppliers will implement monitoring, record keeping, and enforcement procedures to comply with anticorruption laws.

Disclosure of Information

Suppliers will accurately disclose information regarding their labor, health and safety, environmental practices, business activities, structure, financial situation, and performance in accordance with applicable regulations. All of supplier business dealings will be transparently performed and accurately reflected on the supplier's business books and records. Falsification of records or misrepresentation of conditions or practices in the supply chain are unacceptable.

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Intellectual Property

Suppliers will respect intellectual property rights. Transfer of technology and know-how must be done in a manner that protects intellectual property rights, and customer and supplier information must be safeguarded.

Counterfeit Parts

Suppliers will never utilize counterfeit components in any product supplied to GM. Suppliers will also minimize the risk of introducing diverted parts and materials into deliverable products and adhere to relevant technical regulations in the product design process.

Privacy

Suppliers will protect the reasonable privacy expectations of personal information of everyone they do business with, including suppliers, customers, consumers, and employees. Suppliers will comply with privacy and information security laws and regulatory requirements when personal information is collected, stored, processed, transmitted, and shared.

Export Controls and Economic Sanctions

Suppliers will comply with all applicable restrictions on the export, re-export, release or other transfer of goods, software, services, and technology; all applicable economic sanctions restrictions involving certain territories, entities and individuals (to include conducting appropriate due diligence on third parties); and all other similar trade-related laws and regulations.

Ethical Behavior

Suppliers will uphold the highest standards of integrity in all business interactions, including standards of fair business, advertising, and competition. Suppliers will avoid conflicts of interest and operate honestly and ethically throughout the supply chain and in accordance with applicable law, including those laws pertaining to anti-competitive business practices, respect for and protection of intellectual property, company and personal data, and export controls and economic sanctions. Suppliers will require that their employees avoid and disclose situations where their financial or other interests conflict with job responsibilities, or situations giving any appearance of impropriety.

Grievance Mechanisms and Non-Retaliation

Suppliers will provide a clearly communicated grievance mechanism, in local languages, for workers to utilize to report integrity concerns, human rights concerns, safety issues, and misconduct without fear of reprisal. Subject to any restrictions imposed by law, suppliers will provide workers with a safe, confidential, and anonymous environment to provide grievance and feedback and will reasonably protect whistleblower confidentiality. Suppliers will also have a process in place for subcontractors and the community associated with the supplier’s operations to raise concerns to the supplier. When creating such mechanisms, suppliers should consult potential or actual users on the design, implementation, or performance of the mechanism. Suppliers should periodically assess their grievance mechanism against the UN Guiding Principles’ effectiveness

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criteria. Suppliers will prohibit all forms of retaliation against those who raise concerns in good faith. Suppliers will also appropriately investigate reports and take corrective action, if needed. Suppliers will cascade these expectations through their own supply chain.

Reporting Concerns to GM

Subject to any restriction posed by law, suppliers will promptly inform GM of any concern related to issues governed by this Code and collaborate with GM in subsequent investigations. GM policy prohibits retaliation against any person reporting such a concern. To report a concern, suppliers can always speak directly to their GM Global Purchasing and Supply Chain representative. In addition, the GM Awareline allows employees, contractors, suppliers, and others to report concerns of misconduct affecting GM. Individuals can file a report 24 hours a day, 7 days a week by phone, web, or email. Individuals filing reports on the GM Awareline can remain anonymous, as permitted by law. The link to access information for GM’s Awareline is located here.

Addressing Impacts

When potential adverse impacts are discovered, suppliers will investigate, and where appropriate, will engage with potentially affected stakeholders and/or their representatives with the aim of identifying mutually agreeable solutions or remedies and providing for or cooperating in their remediation through legitimate processes. Suppliers will cascade this expectation through their own supply chains.

MANAGEMENT SYSTEMS

Suppliers will develop and implement an appropriate internal management system to comply with applicable law and the content of this Code. Suppliers will be able to demonstrate compliance with this Code upon GM’s request and will take any action to correct any non-compliance. If requested, suppliers will complete questionnaires or participate in on-site assessment or audits.

The management system should contain the following elements:

Leadership Commitment

Suppliers will clearly identify senior executives and company representatives responsible for ensuring implementation of the management system and associated programs. Senior management should review the status of the management systems on a regular basis.

Stakeholder Engagement

Suppliers will continuously improve their sustainability and stakeholder engagement progress. GM also encourages suppliers to work closely with local communities to implement projects and strategies that improve the community and those who live there.

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Risk Assessment and Management

Suppliers will have processes and strategies in place to identify and control business risk, legal compliance, environmental, health and safety, and labor practices and ethics risks associated with the supplier’s operations. Suppliers should determine the relative significance for each risk and implement appropriate procedural and physical controls to control the identified risks and meet regulatory compliance. Suppliers will continually monitor and enforce these standards in their operations and supply chain including subcontractors.

Improvement Objectives

Suppliers should conduct a periodic self-assessment, preferably administered through a third party, regarding conformity to legal and regulatory requirements, the content of this Code, and customer contractual requirements related to social and environmental responsibility. Suppliers will also have a process for timely correction of deficiencies identified by internal or external assessments, inspections, investigations, and reviews.

Training

Suppliers will have programs for new and ongoing training of managers and workers to implement their policies, procedures, and improvement objectives and to meet applicable legal and regulatory requirements and comply with this Code and GM’s policies.

Communication and Documentation

Suppliers will have a process for communicating clear and accurate information about their policies, practices, expectations, and performance to workers, suppliers, and customers. Suppliers will also create and maintain documents and records to meet regulatory compliance and conformity to company requirements along with appropriate confidentiality to protect privacy.

Supplier Responsibility

Suppliers will have a process to communicate these Code requirements through their supply chain and to require suppliers to adopt management systems and practices for compliance with this Code or requirements materially consistent with this Code. Upon request, suppliers will provide evidence of efforts to cascade this Code or requirements materially consistent with this Code through their supply chains.

KEY POLICIES

This Supplier Code of Conduct draws upon several GM and internationally recognized policies and principles listed below.

GM Policies:

•
Code of Conduct - Winning with Integrity
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Human Rights Policy

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Conflict Minerals Policy
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Responsible Minerals Sourcing Policy
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Global Workplace Safety Policy
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Non-Retaliation Policy
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Anti-Slavery and Human Trafficking Statement
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Anti-Harassment Policy
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Global Privacy Policy
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Global Information Security Policy
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Product Cybersecurity Policy
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Integrity Policy
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Global Environmental Policy

International Policies:

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Universal Declaration of Human Rights
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International Covenant on Economic, Social and Cultural Rights
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UN Guiding Principles on Business and Human Rights
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UN Declaration on Rights of Indigenous Peoples
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UN Convention on the Elimination of all Forms of Discrimination against Women
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UN Convention on the Rights of the Child
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UN International Convention on the Elimination of All Forms of Racial Discrimination
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UN Convention on the Rights of Persons with Disabilities
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ILO Declaration on Fundamental Principles and Rights at Work
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ILO Indigenous and Tribal Populations Convention (No. 107)
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ILO Indigenous and Tribal Peoples Convention (No. 169)
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OECD Guidelines for Multinational Enterprises
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OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas
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Automotive Industry Guiding Principles

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HUMAN RIGHTS POLICY

Effective as of August 17, 2021

Introduction

General Motors Company (GM) understands that long-term success starts with a company's value system and a principled approach to doing business. This policy strives to make clear and transparent how we define, approach, govern and support universal human rights and the dignity of people throughout our operations, our communities in which we operate, and our global supply chain.

Our Commitment

The UN Guiding Principles on Business and Human Rights (the UN Guiding Principles) serve as a guiding framework for our work related to human rights. It establishes that the role of government is to protect human rights, the role of business is to respect human rights, and that both can play important roles to remedy adverse human rights impacts if and when they occur. GM is committed to respecting all internationally recognized human rights, including those described in the Universal Declaration of Human Rights, the International Labour Organization's (ILO) Declaration on Fundamental Principles and Rights at Work (the ILO Core Conventions), the OECD Guidelines for Multinational Enterprises, and the UN Global Compact (to which GM is a signatory).

Workers' Rights

The International Labour Organization (ILO) has established eight fundamental Conventions that cover four fundamental rights at work. Collectively, these are covered in the ILO Declaration on Fundamental Principles and Rights at Work (1998) and are also referred to as the ILO Core Conventions. General Motors commits to respect these rights, which are:

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Freedom of association and the effective recognition of the right to collective bargaining;
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The elimination of all forms of forced or compulsory labor;
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The effective abolition of child labor; and
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The elimination of discrimination in respect of employment and occupation.

In addition, we are committed to the following and expect our suppliers and contractors to share in our commitment as we have set forth in our Supplier Code of Conduct:

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We will provide and maintain safe and healthy working conditions that meet or exceed applicable legal standards for occupational health and safety.
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We will not use or tolerate human trafficking.

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We will comply with all applicable laws concerning working hours.
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We view diversity and inclusion as a strength. We respect what each individual brings to our team. We will not tolerate harassment or discrimination on the basis of race, religion, age, national origin, disability, sexual orientation, gender identity or expression, family status, veteran status, or any other protected class.
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We employ ethical recruitment practices and prohibit recruiters from charging recruitment fees to potential employees and from withholding identity documents. Where our employees have employment contracts, we provide access to those contracts. We pay fair wages.
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We expect our suppliers to commit to respecting each of the ILO Core Conventions as listed above, as well as other human rights, as detailed in our Supplier Code of Conduct. As noted therein, General Motors expects that its suppliers will cascade similar expectations throughout their own supply chains.

Rights of Vulnerable Groups

We recognize and respect the rights of vulnerable groups around the world, such as indigenous peoples, children, and migrant workers. We expect our suppliers to be similarly committed to protecting the rights of vulnerable groups. The rights of these groups have been established and codified in various international conventions, including:

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United Nations (UN) Convention on the Elimination of all Forms of Discrimination against Women (CEDAW), 1979
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UN Convention on the Rights of the Child (CRC), 1989
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International Convention on the Elimination of All Forms of Racial Discrimination (ICERD), 1965
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International Labour Organization (ILO) Convention 107, Indigenous and Tribal Populations Convention, 1957
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ILO Convention 169, Indigenous and Tribal Peoples Convention, 1991
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UN Declaration of the Rights of Indigenous Peoples (UNDRIP), 2007
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UN Convention on the Rights of Persons with Disabilities (CRPD), 2006

We recognize that around the world women face discrimination, lack access to skills and training, and often lack protection of basic rights and laws. We support women's rights and economic inclusion, including support for equal pay.

We commit to neither tolerate nor knowingly contribute to threats, intimidation, or attacks against human rights defenders in relation to our operations. We encourage our suppliers to make the same commitment.

Addressing Impacts

We take seriously our responsibility to identify, prevent, mitigate, and remediate human rights related risks and impacts to which we may cause or contribute. We will implement the necessary policies and processes to fulfill each of these responsibilities.

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When we discover potential adverse human rights impacts, we will investigate, and where appropriate, we will engage with potentially affected stakeholders and/or their representatives with the aim of identifying mutually agreeable solutions or remedies and providing for or cooperating in their remediation through legitimate processes.

Similarly, we expect our suppliers to have processes in place to prevent, mitigate, and remediate adverse human rights impacts that they may cause or to which they may contribute and we expect those suppliers to cascade that expectation as well through their own supply chains pursuant to our Supplier Code of Conduct.

Stakeholder Engagement

We support the communities in which we operate and are committed to engage with our stakeholders taking into account their views as we conduct our business.

Privacy

We are committed to respecting the privacy of individuals, including employees and customers. We follow globally recognized privacy principles and strive to implement reasonable and appropriate practices in our collection, use, and sharing of personal information about individuals.

Reporting and Enforcement Mechanism

We put in place several reporting mechanisms and have strong anti-retaliation policies. We monitor our operations and information about our suppliers for potential violations and take action if violations occur, up to and including termination of employment or contract. Employees, suppliers, contractors, or others can report any incidents or concerns using GM's grievance mechanism - our Awareline - 24 hours per day, 7 days per week by phone, Web, or email.

We do not tolerate retaliation against anyone for raising a concern in good faith as reflected in our non-retaliation policy and our non-retaliation expectations are made clear to our suppliers in our Supplier Code of Conduct.

Disclosure

We report our actions and engagement on human rights in our annual sustainability report. We also make public on our website our values, principles, policies, and practices that this policy reinforces.

Addressing Potential Conflicts

General Motors operates in many different jurisdictions subject to different laws and regulations. In situations where our human rights policies are more stringent than local laws, we adhere to our own policies. In situations where laws or regulations in a particular jurisdiction conflict with our policies, we strive to apply our policies and international standards as far as local law allows.

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RESPONSIBLE MINERALS SOURCING POLICY

General Motors (GM) is committed to sustainable and responsible sourcing of goods and services throughout our supply chain, including the various extracted minerals from around the world that ultimately become incorporated into our goods or services. As the auto industry’s development of electric vehicles matures, responsible sourcing is an increasingly important part of our commitment. We recognize the importance of mitigating any inadvertent adverse impact that GM demand for minerals may cause to the environment, society, and people in regions where the minerals are extracted or processed.

GM understands that certain minerals predominantly originate from Conflict Affected and High-Risk Areas (CAHRA)1, including the Democratic Republic of Congo (“DRC”) and its adjoining countries, where there are heightened concerns that proceeds from minerals could be used to contribute to armed conflict or human rights abuses. In particular, the minerals tin, tungsten, tantalum, and gold (“3TG Minerals”) that are extracted or processed in certain geographies and contribute to armed conflict in DRC and its adjoining countries have become commonly referred to as "conflict minerals.” Similar concerns exist with additional minerals identified in Appendix A to this policy.

Consistent with our company values, GM’s goal is to avoid sourcing minerals in a way that contributes to armed conflict or human rights abuses. GM’s goal is also to continue to support the communities in those areas that depend on the mining industry through the sustainable sourcing of minerals in accordance with this policy. We are adopting this policy and have designed our program and due diligence practices in accordance with the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict Affected and High Risk Areas(OECD Due Diligence Guidance) in order to address responsible mineral sourcing.

As an organization, we have committed to:

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Exercise due diligence with relevant suppliers in accordance with the OECD Guidance.
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Collaborate with customers, suppliers, and industry associations to help develop long term solutions to enable responsible sourcing.
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Support sourcing initiatives to improve the upstream communities in our supply chain.
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Encourage smelters and refiners in our supply chain to successfully complete the Responsible Minerals Assurance Process (RMAP).

What we require of our suppliers:

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Create and maintain a publicly available responsible minerals policy consistent with the OECD Guidance.
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Establish due diligence frameworks and management systems consistent with the OECD Guidance.
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On an annual basis, complete reporting templates for the minerals identified in Appendix A.

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Utilize smelters and refiners that conform to an independent third-party responsible minerals sourcing program.
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Extend these requirements and expectations to all their sub-tier suppliers.

If we determine that a supplier in our supply chain violates one of these responsible sourcing requirements, we will endeavor to obtain an acceptable remediation of the violation, including without limitation directly communicating with suppliers and making available compliance education and training. We may also reassess our business relationship with a supplier if identified violations are not remedied.

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OECD definition of conflict-affected and high-risk areas: “Conflict-affected and high-risk areas are identified by the presence of armed conflict, widespread violence or other risks of harm to people. Armed conflict may take a variety of forms, such as a conflict of international or non-international character, which may involve two or more states, or may consist of wars of liberation, or insurgencies, civil wars, etc. High-risk areas may include areas of political instability or repression, institutional weakness, insecurity, collapse of civil infrastructure and widespread violence. Such areas are often characterized by widespread human rights abuses and violations of national or international law."

Exhibit E

Example of Seller Quarterly Production Forecast

[***]

Exhibit F

Example of Buyer Quarterly Production Forecast

[***]

Exhibit G

Summary of Section 2.3 to Section 2.7

Annual Production/Purchase Forecast*

1. Supplier submits by Jul 31 of prior year: Total for Year 1 binding, Year 2 is non-binding.

2. GM provides forecast by Aug 31 of prior year: Total for Year 1 binding, Year 2 is non-binding.

* Partial year on startup treated slightly differently by quarter

Quarterly Shipping Forecast:

1. Supplier submits by 5th Business Day of quarter:

a. Rolling 4 quarter forecast for upcoming quarters that matches Annual forecast.

b. Shipping schedule for next quarter based on prior quarter.

c. Permitted variance of [***]% for immediately upcoming Quarter and [***]% thereafter.

d. Note that current quarter is governed by prior Buyer Forecast

2. GM & affiliates respond within 20 Business Days:

a. Provide consolidated purchase quantity in next four quarters by Designated Buyer

b. Confirm shipping schedule provided by LAC for next quarter

c. Supplier has 5 Business Days to confirm receipt and accept or prefer modifications